Exhibit 10.25

ONE COUNTRYSIDE PLACE
OFFICE BUILDING LEASE
DATED THE  12  DAY OF FEBRUARY, 2015
BETWEEN

DOMICILIO OC, LLC,

a Texas limited liability company,

AS LANDLORD,

AND

FICENTIVE, INC.,

a Nevada corporation,

AS TENANT

ONE COUNTRYSIDE PLACE OFFICE BUILDING LEASE BASIC LEASE INFORMATION
1.	Date:	February 12, 2015
2.	Landlord:	DOMICILIO OC, LLC, a Texas limited liability company
3.	Tenant:	FICENTIVE, INC., a Nevada corporation
4.	Property:	The real property legally described on Exhibit B attached to this Lease, commonly known as "One Countryside Place"
5.	Building:	That certain office building that is known as 12500 San Pedro, in San
Antonio, Texas 78216, located on the Property. The Building contains one hundred forty-seven thousand, nine hundred eighty-six (147,986) rentable square feet.
6.	Premises:
Two thousand seven hundred sixty-nine (2,769) rentable square feet located on the first (1') floor of the Building, designated as Suite No. 140, as outlined on the floor plan attached to this Lease as Exhibit A.

7.	Initial Term:	Thirty-eight (38) months (plus any partial month if the Commencement
Date occurs on a date other than the first day of a calendar month)
8.	Commencement	The later of (i) Substantial Completion of the Landlord Work (each as
	Date:	defined in Exhibit G), or (ii) March 1, 2015
9.	Expiration Date:	The date that is thirty-eight (38) months following Commencement Date
(or that date that is thirty-eight (38) months following the last day of the month during which the Commencement Date occursifthe
Commencement Date occurs on a date other than the first day of a calendar month)
10.	Base Rental Rate:	Months Annual Base Rental Rate
1 -2 $21.00 per rentable square foot per year*
3 - 14 $21.00 per rentable square foot per year
15 -26 $21.50 per rentable square foot per year
27 - 38 $22.00 per rentable square foot per year
*subject to Base Rent abatement as set forth in Exhibit H

11.	Base Rent:	Months Monthly Base Rent
1 - 2 $4,845.75**
3 - 14 $4,845.75
15 - 26 $4,961.13
27 - 38 $5,076.50

		**subject to Base Rent abatement as set forth in Exhibit H
12.	Security Deposit:	$4,845.75
13.	Base Year:	2015
14.	Tenant's Proportionate Share:
The ratio that the rentable area of the Premises bears to the rentable area of the Building, which is agreed to be 1.87% (2,769/147,986), as the ratio may be adjusted by Landlord pursuant to this Lease

15.	Tenant Improvement Allowance:	$15,229.50
16.	General Aggregate Liability Insurance Limit:	$2,000,000.00
17.	Guarantor:	Payment Data Systems, Inc.
18.	Landlord's Broker:	Cushman & Wakefield/San Antonio Commercial Advisors
19.	Tenant's Broker:	E. Smith Realty Partners Dallas LLC
20.	Parking Spaces:	Twelve (12) unreserved parking spaces
21.	Sign:
Subject to Landlord's prior written approval, Landlord shall install and maintain through the Term at Tenant's sole expense, a sign with Tenant's name to be located on the bottom half panel of the monument sign currently situated on the Property at no additional cost to Tenant.

22.	Normal Business Hours:
Between the hours of 8:00 a.m. and 6:00 p.m., Monday through Friday, and 8:00 a.m. and 1:00 p.m. on Saturday, except for legal holidays. Tenant shall be permitted 24-hour access to the Building and Premises (with card-key for after hour Building access)

23.	Exhibit List	Exhibit A Floor Plan of the Premises
		Exhibit B Description of the Real Property
		Exhibit C Confirmation of Lease Term
		Exhibit D Form of Tenant Estoppel Certificate
		Exhibit E Rules and Regulations
		Exhibit F Intentionally Omitted
		Exhibit G Work Letter

Exhibit H                     Base Rent Abatement

Exhibit I                     Intentionally Omitted

Exhibit I                     Guaranty

The basic lease information above (the "Basic Lease Information") is incorporated into and made a part of the Lease, dated as of the date written above, by and between Landlord and Tenant, to which this Basic Lease Information is attached. If there is any conflict between the Basic Lease Information and the Lease, then the Lease shall control.

LANDLORD:                                          DOMICILIO OC, LLC,
a Texas limited liability company

By: /s/ John C. Horn

Name: John C. Horn

Title: Manager

Address:

% Cushman & Wakefield

12500 San Pedro, Suite 327

San Antonio, Texas 78216

Telephone: 210.494.9999

Fax: 210.545.4216

(TENANT'S SIGNATURES ON NEXT PAGE)

TENANT:	FICENTIVE,
a Nevada corporation

By:

Address:
12500 San Pedro, Suite 140 San Antonio, Texas 78216

OFFICE BUILDING LEASE

THIS LEASE is entered into by and between Landlord and Tenant, as specified in Paragraph 2 and Paragraph 3 of the Basic Lease Information, respectively, as of the date shown in Paragraph 1 of the Basic Lease Information, which Basic Lease Information is incorporated into this Lease by reference.

1. SUMMARY OF LEASE. Landlord leases to Tenant and Tenant leases from Landlord the Premises (as defined in Paragraph 6 of the Basic Lease Information) on and subject to the terms, covenants, and conditions set forth in this Lease. Tenant covenants, as a material part of the consideration for this Lease, to keep and perform each and all of the terms, covenants, and conditions for which Tenant is responsible and that this Lease is entered into on the condition of Tenant's performance of all of these items.

2. PREMISES. Landlord and Tenant stipulate that the number of rentable square feet in the Premises and in the Building (as defined in Paragraph 5 of the Basic Lease Information), as set forth above in Paragraph 5 and Paragraph 6 of the Basic Lease Information, is conclusive and binding on them. Landlord disclaims any representation or warranty, express or implied, that the stipulated rentable square footage of the Premises or the Building is more or less than the respective actual rentable square footage of each or that the initial stipulated area measurements conform to any industry standard measurement methodology. Tenant has made its own independent investigation of the rentable square footage of the Premises and the Building and has not relied on any representation by Landlord concerning the accuracy of these measurements. If the measurable physical dimensions of the Premises or the Building are changed for any reason (e.g., by condemnation, casualty, exercise of an expansion option, or other cause), and this Lease requires or permits the measurement of the affected area, then Landlord's architect shall measure the affected area using the building standard measurement methodology that Landlord may designate on one or more occasions, and Landlord and Tenant stipulate and agree that Landlord's architect's determination of rentable square footage and any other ancillary measurements of the affected area is binding on Landlord and Tenant for all purposes under this Lease.

3. TERM.

a.            Initial Term. Except as otherwise provided in this Lease, the term of this Lease is the Initial Term as set forth in Paragraph 7 of the Basic Lease Information, commencing on the Commencement Date, and ending as of the Expiration Date, as set forth in Paragraph 8 and Paragraph 9, respectively, of the Basic Lease Information. The Initial Term is referred to as the "Term." If for any reason the Commencement Date occurs pursuant to this Lease on a day other than the first day of a calendar month, then the period commencing on the Commencement Date and ending on the last day of the calendar month in which the Commencement Date occurs shall be an initial stub period that shall be added to the Initial Term, and Tenant shall pay all Rent (as defined in this Lease) with respect to this stub period (on a prorated basis as referenced in Section 5.a) at the same rate applicable to the first full calendar month of this Lease. Following this stub period and commencing as of the first day of the first full calendar month following the month in which the Commencement Date occurs, Tenant shall commence the payment of Rent as if the Initial Term had actually commenced on the first day of the first full calendar month following the month in which the Commencement Date occurs. The use of the stub period described above is intended to provide for ease of administration and calculation of all amounts owed under this Lease, because all rental adjustments shall be determined as of the first day of a calendar month and the Term shall end as of the last day of a calendar month (unless terminated earlier pursuant to this Lease).

b.            Confirmation of Lease Term. When the Commencement Date and the Expiration Date have been ascertained, the parties shall promptly complete and execute a Confirmation of Lease Term in the fonn of Exhibit C attached to this Lease; however, the failure of the parties to execute the Confinnation of Lease Term shall not defer the Commencement Date or otherwise invalidate this Lease.

4. ACCEPTANCE OF PREMISES. Except to the extent modified by Landlord's express assumption of construction obligations, if any, in the Work Letter, if any, attached to this Lease as Exhibit G, and Landlord's maintenance obligations under this Lease, THE PREMISES ARE BEING LEASED "AS IS," WITH TENANT ACCEPTING ALL DEFECTS, IF ANY, AND LANDLORD MAKES NO WARRANTY OF ANY IUND, EXPRESS OR IMPLIED, WITH RESPECT TO THE PREMISES (WITHOUT LIMITATION, LANDLORD MAKES NO WARRANTY AS TO THE HABITABILITY, SUITABILITY, OR FITNESS OF THE PREMISES FOR A PARTICULAR PURPOSE NOR AS TO THE ABSENCE OF ANY TOXIC OR OTHERWISE HAZARDOUS SUBSTANCES). ANY IMPLIED WARRANTIES ARE EXPRESSLY DISCLAIMED AND EXCLUDED. TENANT FURTHER ACKNOWLEDGES THAT WITHOUT THIS ACCEPTANCE, THIS LEASE WOULD NOT BE MADE AND THAT LANDLORD DOES NOT HAVE, AND SHALL NOT UNDER ANY CIRCUMSTANCES HAVE, ANY OBLIGATION WHATSOEVER TO UNDERTAKE ANY REPAIR, ALTERATION, REMEDIATION, OR OTHER WORK OF ANY KIND WITH RESPECT TO ANY PORTION OF THE PROJECT (AS DEFINED IN THIS LEASE), EXCEPT AS IS OTHERWISE EXPLICITLY CONTEMPLATED IN THIS LEASE. This Section 4 is subject to any contrary requirements under applicable law; however, in this regard, Tenant acknowledges that it has been given the opportunity to inspect the Premises and to have qualified experts inspect the Premises before the execution of this Lease. Tenant releases Landlord of all rights, express or implied, that Tenant may have against Landlord arising out of or resulting from any errors, omissions, or defects in the Property. This waiver and release of claims shall survive the termination of this Lease.

5. RENT.

a.            Rent Payments. Tenant agrees to pay Landlord each month, as base monthly rent, the Base Rent set forth in Paragraph 11 of the Basic Lease Information. Unless otherwise set forth in Exhibit H (Base Rent Abatement), if any Exhibit H is attached to this Lease, the first monthly installment of Base Rent shall be due and payable on or before the date of execution of this Lease as stated in Paragraph 1 of the Basic Lease Information. Each subsequent monthly installment of Base Rent shall due and payable in advance on the first day of each calendar month during the Term, except that the first month's installment shall be paid on the execution of this Lease. If the Tenn commences or ends on a day other than the first day of a calendar month, then the Base Rent for the months in which this Lease commences or ends shall be prorated (and paid at the beginning of each of those months) in the proportion that the number of days this Lease is in effect during each of those months bears to the total number of days in that month, and this partial month's installment shall be paid no later than the commencement of the subject month. In addition to the Base Rent, Tenant agrees to pay as additional rent the amount of additional rent and rent adjustments and other charges required by this Lease (collectively, with the Base Rent, "Rent"). Unless otherwise established in this Lease, all Rent shall be paid to Landlord without prior demand or notice from Landlord, without any deduction or offset, and in lawful money of the United States of America, at the address of Landlord designated on the signature page of the Basic Lease Information or to any other person or at any other place as Landlord may designate in writing on one or more occasions. To defray administrative and handling expenses, Tenant shall pay an additional charge of One Hundred and No/100 Dollars ($100.00) for each returned check. Except as othenvise provided in this Lease, if the area of the Premises is adjusted, then the Base Rent shall be recalculated using the Base Rental Rate set forth in Paragraph 10 of the Basic Lease Information.

b.            Late Payment.

(1)           If Tenant fails to pay any installment of Rent by the date that installment is due, then Tenant shall pay to Landlord, without prior demand or notice from Landlord, a late charge equal to seven percent (7%) of the overdue installment of Rent. Tenant acknowledges that late payments shall cause Landlord to incur costs not contemplated by this Lease, the exact amount of which costs are extremely difficult and impracticable to calculate. The parties agree that the late charge described above represents a fair and reasonable estimate of the extra costs incurred by Landlord as a result of a late payment. In addition, all amounts payable by Tenant to Landlord under this Lease, exclusive of the late charge described above, if not paid within ten (10) days after these amounts are due, shall bear interest from the due date until paid at the rate of ten percent (10%) per annum, compounded monthly, or the maximum amount permitted by law (whichever is less) ("Interest"), without prior demand or notice from Landlord. The acceptance of the late charge or Interest described above shall not be deemed a consent by Landlord to any late payment, nor a waiver of Landlord's right to insist on timely payments at any time, nor a waiver of any remedies to which Landlord is entitled under this Lease, at law, or in equity.

(2)           If Tenant twice in any calendar year fails to pay any installment of Rent within five (5) business days after that installment is due and notice by Landlord, then Landlord shall be entitled to require Tenant to pay Rent (as estimated by Landlord) quarterly, in advance, in readily available funds (e.g., in cash or by wire transfer, cashier's check, or money order).

c.           Uneollectible Rent. If at any time during the Term, any Rent is not fully collectible by reason of any legal requirement or restriction, then Tenant shall take any other steps that Landlord may request, and that may be legally permissible, to permit Landlord to collect the maximum rents and charges that may be legally permissible during the requirement or restriction (but not in excess of the Rent reserved under this Lease). On the termination of the legal requirement or restriction during the Term, Tenant shall pay to Landlord, in addition to the Rent for the period following this termination, if legally permissible, the portion of Rent that would have been paid pursuant to this Lease but for the legal requirement or restriction, together with Interest on this Rent, less the Rent paid by Tenant to Landlord while the requirement or restriction was in effect, until paid in full.

6.           ADDITIONAL RENT. In addition to the Base Rent, Tenant shall pay Tenant's Proportionate Share, as specified in Paragraph 14 of the Basic Lease Information, of the increase in Actual Operating Costs (as defined below) for each Operating Year (as defined below) over the Base Amount (as defined below). Tenant's Proportionate Share of the Building may change based on Landlord's remeasurement or adjustment of the area of the Building or the Premises. In addition, whenever additional space is added to the Premises, Tenant's Proportionate Share of the Building shall increase accordingly.

a.           Definitions. The following terms have the meanings specified below.

(1)           "Actual Operating Costs" shall mean the actual Operating Costs (as defined below) for any Operating Year, subject to any provisions set forth in Exhibit I (Cap on Controllable Expenses), if any Exhibit I is attached to this Lease. For any Operating Year, if the Building is not at least ninety-five percent (95%) occupied for the Operating Year (as defined below) or part of the Operating Year, or if Landlord is not supplying services to at least ninety-five percent (95%) of the total rentable area of the Building at any time during the Operating Year or part of the Operating Year, then the Operating Costs that vary with occupancy for that Operating Year shall be adjusted as if ninety-five percent (95%) of the total rentable area of the Building had been occupied for the entire Operating Year and Landlord had been supplying services to ninety-five percent (95%) of the Building for the entire Operating Year. Actual Operating Costs for the Base Year (as specified in Paragraph 13 of the Basic Lease Information) shall not include costs that are unusually high due to extraordinary circumstances such as embargoes, boycotts, unusual security expenditures, insurance surcharges, or unusually high premiums or utility rate increases due to shorter-term events or circumstances, but shall include, without limitation, employment costs based on the minimum wage (including benefits), any expense increases arising from the unionization of any service rendered to the Premises, the Building, or the Property (collectively, the "Project"), and any costs reasonably incurred to comply with laws that are amended, become effective, or are interpreted or enforced differently after the date of this Lease (whether or not these costs are capital expenses). Further, in no event shall a component of Operating Costs for any Operating Year be less than the amount included in the Base Year for that Operating Costs component, except as provided in Exhibit I, if any Exhibit I is attached to this Lease.

(2) "Base Amount" shall mean an amount equal to Actual Operating Costs for the Base Year.

(3) "Capital Expenses" shall mean all costs of installing or replacing capital improvements, equipment, or devices installed or paid for by Landlord in, on, or for the Project, including, but not limited to, windows, walls, and floors and their coverings, ceiling tiles, and fixtures in lobbies, corridors, restrooms, and other common or public areas or facilities; lighting fixtures; irrigation systems, drainage facilities, fences, curbs, and walkways; parking facilities and roadways on the Property; directional signs, pavement signs, and other traffic control devices on the Property; the Building roof; and IF/AC (as defined below) and other systems serving the Building or the Property.

(4) "Estimated Operating Costs" shall mean Landlord's estimate of Operating Costs for the following Operating Year, adjusted as if ninety-five percent (95%) of the total rentable area of the Building shall be occupied for the entire Operating Year.

(5) "Operating Costs" shall mean all expenses, costs, and disbursements paid or incurred by Landlord for maintaining, owning, managing, operating, repairing, replacing, changing, installing, servicing, cleaning, inspecting, testing, evaluating, making available, or providing the Project or any part of the Project, and any service, facility, amenity, or personal property serving any part of the Project or othenvise used in conjunction with the Project, including, but not limited to, expenses paid or incurred for: Property Taxes (as defined below); utilities for the Project, including, but not limited to, electricity, power, gas, steam, oil or other fuel, water, sewer, plumbing, lighting, and HVAC (as defined in this Lease); telecommunications services for the Project; permits, licenses, and certificates necessary to operate, manage, and lease the Project; insurance, including, without limitation, property insurance, flood insurance, casualty insurance, business income/rental value insurance, liability insurance, and business interruption insurance, that Landlord deems appropriate to carry or is required to carry by any of Landlord's Mortgagees (as defined in this Lease) under any mortgage encumbering any part of the Project or under any mortgage encumbering any of Landlord's or a property manager's personal property used in the operation of the Building (these insurance expenses include, but are not limited to, all costs connected with procuring insurance coverage and any payments made to satisfy any deductibles or self-insured retentions); supplies, tools, equipment (including the cost of operating and maintaining this equipment and charges for depreciation of this equipment), and materials used in the operation, repair, and maintenance of the Project; accounting, auditing, legal, inspection, consulting, concierge, and other services; environmental testing and air quality audits; equipment rental (or installment equipment purchase or equipment financing agreements); management operation costs (including (i) the cost of any management fee paid under a management agreement, (ii) the fair rental value of any office space provided, and (iii) the costs of office supplies, bulletins or newsletters distributed to Project tenants, postage, telephone expenses, maintenance and repair of office equipment, and non-capital investment equipment); wages, salaries, and other compensation and benefits (but not including the fair value of any parking privileges provided) for all on-site persons engaged in the management, operation, maintenance, or security of the Project, and employer's Social Security taxes, unemployment taxes, or insurance, and any other taxes that may be levied on these wages, salaries, compensation, and benefits, all allocated based on the time each person is engaged in providing any management, operation, maintenance, or security service for the Project; payments under any ground lease (other than ground rent due under the lease), easement, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs in any public or private planned development or similar arrangement; operation, repair, and maintenance of all systems and equipment and components of the systems (including replacement of components); janitorial service; alarm and security service; access control; fire prevention, warning, and control; window cleaning; waste disposal and recycling; pest control; elevator operation and maintenance; operation and maintenance of mechanical systems; cleaning of walks, parking facilities, roadways, and building walls; maintenance of window, wall, and floor coverings, ceiling tiles, and fixtures in lobbies, corridors, restrooms, and other common or public areas or facilities; repair and replacement of bulbs and ballasts used in lighting fixtures; interior and exterior landscaping maintenance and replacement of shrubs, trees, grass, sod, and other landscape items; maintenance and repair of irrigation systems, drainage facilities, fences, curbs, and walkways; maintenance and repair of parking facilities and roadways on the Property, including, but not limited to, repaving and restriping, patching, and sealing; maintenance and repair of all directional signs, pavement signs, and other traffic control devices on the Property; maintenance and repair of all freestanding signs and other common signs in common areas of the Project; snow, ice, and debris removal; roof repairs; all other maintenance and service agreements for the Project and for the equipment in the Project; all other costs of keeping the common areas of the Project in a safe, neat, and clean condition; all Capital Expenses, amortized over the lesser of (a) ten (10) years, (b) the Payback Period (if applicable), or (c) the useful life of the capital improvement, equipment, or device as reasonably determined by Landlord consistent with generally accepted accounting principles; the cost of contesting any governmental enactments that may affect Operating Costs.

Operating Costs shall not include depreciation, interest, and amortization on mortgages, or other debt costs or ground lease rent payments, if any, on the Building or the Property; legal fees in connection with leasing, tenant disputes, or enforcement of leases; real estate brokers' leasing commissions; costs incurred in marketing any part of the Project to potential tenants or buyers; the cost of any special work or service performed for any tenant (including Tenant) at that tenant's cost; costs incurred in connection with any improvements, work, renovations, or repairs for the exclusive benefit of a portion of the Property that is occupied or used exclusively by one or more other tenants or occupants, and which Tenant does not have the right to occupy or use; the cost of providing any service directly to any other tenant or occupant, if that service will not benefit Tenant; costs arising from defects in the design or construction of the Building or the Property, including, but not limited to, latent defects in the Building or the Property; penalties, fines, late fees, or similar charges incurred due to the violation by Landlord or any tenant or occupant (other than a Tenant Party) of any law, rule, regulation, or ordinance applicable to the Project; the costs of repairs of damage to the Project caused by Perils (as defined below); any costs arising from any environmental remediation of all or any part of the Project that results from the presence of a Hazardous Substance (as defined below) on the Property, including, but not limited to, the costs to contain and remove the Hazardous Substance from the Property and to repair any resulting damage, except to the extent that a Tenant Party directly caused the harm from or the release of the Hazardous Substance; and the costs of any items to the extent Landlord actually receives reimbursement from insurance proceeds (not including any deductibles paid by Landlord) or from a third party (with the insurance proceeds to be deducted from Operating Costs in the Operating Year in which received); taxes related to a period payable or assessed outside of the Term of this Lease; Landlord's general corporate overhead and general administrative expenses; Landlord's legal, corporate and/or partnership accounting and legal costs, mortgages, debt costs or other financing charges; health/sport club dues; placement recruiting fees for employees assigned to the Building or not; employee training programs, real estate licenses and other industry certifications; costs of selling, syndicating, fmancing, mortgaging or hypothecating any of Landlord's interest in the Building/Project; bad debt loss or rent loss or any reserves thereof; costs incurred in connection with any disputes between Landlord and/or Landlord's management agent and their employees, tenants or occupants, and providers of goods and services to the Building/Project, unless same was caused or contributed to by Tenant; any cost relating to the marketing, solicitation, negotiation and execution of leases of space, including, without limitations, promotional and advertising expenses, commissions, find= fees, accounting, legal and other professional fees and expenses related to the negotiation and preparation of any lease, license, sublease or other such document; costs of design, plans, peimits, licenses, inspection, utilities, construction and clean up of tenant improvements to the Premises or the premises of other tenants, other than janitorial services wages, salaries, fees, fringe benefits, and any other form of compensation to any executive employee of Landlord and/or Landlord's managing agent above the grade of Property Manager; any costs related to any employee's time devoted to other efforts unrelated to the maintenance and operation of the Building/Project; any amount paid by Landlord or Landlord's managing agent to a subsidiary or affiliate of Landlord or Landlord's managing agent, or to any party as a result of a non-competitive selection process, for management or other services, or for supplies or other materials, to the extent such costs excess the cost that would have been paid had the services, supplies, or materials been provided by unaffiliated parties on a competitive basis and are consistent with those incurred by similar buildings in the same area as the Building is located; costs and expenses incurred in relocating tenants in and out of the Building, including without limitation lease takeover costs incurred by Landlord in connection with the entering into of leases and costs incurred by Landlord to relocate tenants in order to consummate a specific lease or to accommodate a specific tenant's request; any parking charges for Landlord's management, engineering, maintenance, security, parking or other vendor personnel; repair of damage to the Building/Project in connection with any type of casualty, event of damage, or destruction, to the extent the forgoing is actually reimbursed by any insurance or any other third party; any cost or service sold or provided to other tenants in which Landlord is reimbursed by such tenants or by insurance or othenvise compensated; any fines, penalties, late charges, liquidated damages or interest charges, unless the same was caused by an act or omission of Tenant; reserves of any kind; any costs, fees, subscriptions or similar expenses for political, charitable, industry association, as well as the cost of any newspaper, magazine, trade or other subscriptions, except the Building's annual membership in the local Building Owners and Managers Association or sitnilar building management association ("BOMA").

(6) "Operating Year" shall mean a calendar year commencing on January 1 and ending on December 31, beginning with the Base Year.

(7) "Payback Period" shall mean the period, as reasonably determined by Landlord, within which the anticipated savings from the use of a capital improvement, equipment, or device will equal the cost, as reasonably determined by Landlord, of that capital improvement, equipment, or device.

(8) "Property Taxes" shall mean all real and personal property taxes and assessments, including any interest and/or penalty on the assessments, imposed by (i) any present or future federal, state, county, municipal, or other governmental authority, agency, entity, department, or subdivision, (ii) any present or future quasi-governmental entity, or (iii) any present or future community improvement, municipal utility, or similar district or authority

(collectively, "Taxing Authorities") (a) on the Project (including a pro rata portion of any taxes levied on any common areas), (b) on any machinery, equipment, or other personal property used in connection with the operation, maintenance, or management of the Project, or (c) on Landlord as the owner of the Project, whether or not these taxes and assessments are directly paid by Landlord, and whether or not they are imposed by taxing districts or Taxing Authorities currently existing and taxing the Project; any assessments levied in lieu of or in addition to property taxes (except for any sales, use, or other tax on any form of Rent due under this Lease); any other costs levied or assessed by, or at the direction of, any Taxing Authority in connection with the use or occupancy of the Building or the Premises or the parking facilities serving the Project; any tax on this transaction or any document to which Tenant is a party creating or transferring an interest in the Premises; and any expenses, including the reasonable cost of attorneys or experts (including, but not limited to, consultants and appraisers), incurred by Landlord in contesting or seeking reduction by any Taxing Authority of the above-referenced taxes, assessments, levies, and other governmental impositions and charges, less any refunds obtained as a result of an application for review of those taxes, assessments, levies, and other governmental impositions and charges. Property Taxes include, but are not limited to, community improvement district taxes and fees, business license taxes and fees, and any taxes payable by Landlord pursuant to V.T.C.A., Texas Tax Code, Chapter 171, Section 171.001, et seq. (the "Texas Margin Tax"), as the statute may be amended or recodified on one or more occasions (but only to the extent the amendment or recodification does not alter the fundamental premise of the Texas Margin Tax as a tax created and imposed in lieu of ad valorem taxes or is otherwise a non-substantive amendment or recodification). Property Taxes shall not include any net income, franchise taxes imposed or measured on or by Landlord's net income from the operation of the Project (other than business license taxes and fees and the Texas Margin Tax), gift, transfer, estate, or inheritance taxes. TENANT WAIVES AND RELINQUISHES ALL PRESENT OR FUTURE RIGHTS THAT TENANT HAS OR MAY HAVE UNDER APPLICABLE LAW: (i) TO PROTEST, FOR AD VALOREM TAX PURPOSES, APPRAISED VALUES OF THE PREMISES, THE BUILDING, THE PROPERTY, OR ANY OTHER COMPONENT OF THE PROJECT; OR (ii) TO RECEIVE NOTICE OF REAPPRAISAL REGARDING THE PREMISES, THE BUILDING (INCLUDING LANDLORD'S PERSONAL PROPERTY (AS DEFINED IN THIS LEASE)), THE PROPERTY, OR ANY OTHER COMPONENT OF THE PROJECT, IRRESPECTIVE OF WHETHER LANDLORD CONSENTS TO THE REAPPRAISAL, INCLUDING, WITHOUT LIMITATION, ALL RIGHTS THAT TENANT HAS OR MAY HAVE UNDER SECTIONS 41.413 AND/OR 42.015 OF THE TEXAS TAX CODE (AS AMENDED, SUPPLEMENTED, MODIFIED, RECODIFIED, AND/OR REPLACED ON ONE OR MORE OCCASIONS).

b. Estimated                      Costs. On or before the Commencement Date and on or before each January 1 after the Commencement Date, or as soon after each January 1 after the Commencement Date as practical, Landlord shall provide Tenant with Landlord's Estimated Operating Costs for the upcoming Operating Year, and a corresponding calculation of additional rent, which shall be one-twelfth (1/12) of Tenant's Proportionate Share of the amount, if any, by which the Estimated Operating Costs exceed the Base Amount. This additional rent shall be added to the monthly installment of Base Rent payable by Tenant under this Lease for each month during the upcoming Operating Year.

c. Actual Operating Costs. Within one hundred fifty (150) days of the close of each Operating Year (except the Base Year) during the Term, Landlord shall deliver to Tenant a written statement setting forth the Actual Operating Costs during the preceding Operating Year. If the Actual Operating Costs for any Operating Year (except the Base Year) exceed the Estimated Operating Costs paid by Tenant to Landlord pursuant to Section 6.b, then Tenant shall pay the amount of this excess to Landlord as additional rent within thirty (30) days after receipt by Tenant of the Actual Operating Costs statement. If the statement shows the Actual Operating Costs to be less than the amount paid by Tenant to Landlord pursuant to Section 6.b, then the amount of Tenant's overpayment shall be paid by Landlord to Tenant within thirty (30) days following the date of the statement or, at Landlord's option, credited by Landlord to the payment of Rent next due.

d.            Determinations. The determination of Actual Operating Costs and Estimated Operating Costs shall be made by Landlord. Any payments pursuant to this Section 6 shall be additional rent payable by Tenant under this Lease, and in the event of nonpayment of this additional rent, Landlord shall have the same rights with respect to the nonpayment as it has with respect to any other nonpayment of Rent under this Lease. At any time during the Operating Year, Landlord shall have the right, on prior written notice to Tenant, to change the Estimated Operating Costs and/or Tenant's Proportionate Share. Tenant shall continue paying Tenant's Proportionate Share of Estimated Operating Costs for the prior Operating Year until Landlord has provided Tenant with Tenant's Proportionate Share of Estimated Operating Costs for the current Operating Year.

e.            Taxes. Tenant shall reimburse Landlord for (i) all Property Taxes and (ii) any sales, use, or other tax (excluding state and federal income tax) imposed now or in the future by any Taxing Authority on any form of Rent due under this Lease as part of Operating Costs. If it is not lawful for Tenant to reimburse Landlord pursuant to the previous sentence, then the Base Rent payable to Landlord under this Lease shall be revised so as to net Landlord the same net rental after imposition of any tax mentioned in the previous sentence on Landlord as would have been payable to Landlord before the imposition of the tax.

f.            End of Term. If this Lease shall teminate on a day other than the last day of an Operating Year, then the amount of any adjustment between Estimated Operating Costs and Actual Operating Costs with respect to the Operating Year in which the termination occurs shall be prorated on the basis that the number of days from the commencement of that Operating Year, to and including the termination date, bears to three hundred sixty-five (365), and any amount payable by Landlord to Tenant or Tenant to Landlord with respect to this adjustment shall be payable within thirty (30) days after delivery of the statement of Actual Operating Costs with respect to the Operating Year in which the termination occurs.

g.            Audit Rights. After Landlord furnishes Tenant with its statement of Operating Costs for any Operating Year, Tenant may elect to, at Tenant's sole cost and expense, audit Landlord's Operating Costs for that Operating Year only (subject to Tenant's limited right to review two (2) prior Operating Years as specified below) by providing written notice to Landlord (the "Audit Election Notice") within forty-five (45) days of receiving the statement of Operating Costs (the "Audit Election Period"). Tenant's audit shall be subject to the following conditions: (i) there is no uncured default by Tenant under this Lease; (ii) the audit shall be prepared by an independent certified public accounting finn of recognized national or regional standing; (iii) in no event shall any audit be performed by a firm retained on a "contingency fee" or percentage basis; (iv) the audit shall commence within thirty (30) days after Landlord makes Landlord's books and records available to Tenant's auditor and shall conclude within sixty (60) days after Landlord receives the Audit Election Notice or such longer period as may be reasonably necessary, not to exceed a total of ninety (90) days after Landlord receives the Audit Election Notice; (v) the audit shall be conducted during Landlord's normal business hours at the location where Landlord maintains its books and records and shall not unreasonably interfere with the conduct of Landlord's business; (vi) Tenant and its accounting firm shall treat any audit in a confidential manner and shall each execute a commercially reasonable confidentiality agreement for Landlord's benefit prior to commencing the audit; and (vii) the accounting firm's audit report shall, at no charge to Landlord, be submitted in draft form for Landlord's review and comment before the final approved audit report is delivered to Landlord, and any reasonable comments by Landlord shall be incorporated into the final audit report. Each party's audit rights and obligations will survive the expiration or termination of this Lease.

(I)Notwithstanding the foregoing, Tenant shall have no right to conduct an audit if
Landlord furnishes to Tenant an audit report for the Operating Year in question prepared by an independent certified public accounting firm of recognized national or regional standing for another tenant in the Building, where such report addressed the accuracy of Landlord's calculation of Operating Costs utilizing substantially the same definition of Operating Costs as set forth herein, and Tenant finds no manifest error in such report.

(2) Landlord shall, at Tenant's option, either credit any overpayment determined by the final audit report against the next Rent payment due and owing by Tenant or refund such overpayment directly to Tenant within thirty (30) days of determination. Likewise, Tenant shall pay Landlord any underpayment determined by the final audit report within thirty (30) days of determination. This Section 6.g(2) shall not be construed to limit, suspend, or abate Tenant's obligation to pay Rent when due.

(3) If Tenant's audit reflects a discrepancy in the proper treatment of Operating Costs, which discrepancy exceeds three percent (3%) of the amount charged by Landlord for the year in question (a "Discrepant Item"), Tenant shall be permitted to review, inspect, and audit up to two (2) prior years (other than the year of review or audit) of Landlord's books and records, but only as to the Discrepant Item(s). If Tenant does not give written notice of its election to audit Landlord's Operating Costs during the Audit Election Period, Landlord's Operating Costs for the applicable Operating Year(s) shall be deemed approved for all purposes, and Tenant shall have no further right to review or contest the same. The right to audit granted hereunder is personal to the initial Tenant named in this Lease and to any Transferee under a permitted Assignment (as defined and set forth in Section 19 below) and shall not be available to any subtenant under a sublease of the Premises.

7.SECURITY DEPOSIT. Simultaneously with the execution of this Lease, Tenant shall deposit with
Landlord the Security Deposit specified in Paragraph 12 of the Basic Lease Information. This sum shall be held by Landlord as security for the faithful performance by Tenant of all of Tenant's obligations under this Lease. If Tenant defaults with respect to any provision of this Lease, including, but not limited to, the provisions relating to the payment of Rent, then Landlord may (but is not required to) use, apply, or retain all or part of the Security Deposit for the payment of any Rent or any other sum in default, or for the payment of any other amount that Landlord may incur by reason of Tenant's default or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant's default. If any portion of the Security Deposit is used or applied pursuant to the previous sentence, then Tenant shall, on demand, immediately deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount. Tenant's failure to do so is a material breach of this Lease. Landlord is not required to keep the Security Deposit separate from its general funds, and Tenant is not entitled to interest on the Security Deposit. The Security Deposit is not an advance deposit of Rent or a measure of Landlord's Damages (as defined in this Lease) for purposes of a default by Tenant under this Lease. If Tenant shall fully and faithfully perform all of its obligations under this Lease, then the Security Deposit or any balance of the Security Deposit shall be returned to Tenant (or, at Landlord's option, to the last assignee of Tenant's interests under this Lease) sixty (60) days after the last to occur of: (i) expiration of the Tenn or earlier termination of the Lease, (ii) payment of all Rent and other sums due under this Lease, (iii) Tenant's surrender of the Premises pursuant to this Lease, and (iv) Landlord's receipt of Tenant's forwarding address. However, even if Tenant fully and faithfully performs all of its obligations under the Lease, Landlord may retain all or a portion of the Security Deposit in an amount determined by Landlord as necessary to cover any amounts owed by Tenant for Actual Operating Costs incurred during the Term.

If Landlord transfers its interest in the Premises and the transferee assumes Landlord's obligations under this Lease, then Landlord may assign the Security Deposit to the transferee, and, after making this assignment, Landlord shall have no further liability for the return of the Security Deposit.

8.           USES; ENVIRONMENTAL LAWS AND HAZARDOUS SUBSTANCES.

a.           Uses. Tenant agrees that it shall continuously during the Term use the Premises for general office purposes, and for no other business or purpose. With regard to the Premises and to any Premises Alterations (as defined in this Lease) made by or on behalf of Tenant, Tenant, at its sole cost and expense, shall promptly comply with, and except for Landlord Work, shall bear the risk of complying with, all federal, state, county, and municipal laws, statutes, ordinances, and governmental rules, regulations, and requirements now in force or that may be in force in the future, including, without limitation, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq. (as amended, supplemented, modified, recodified, and/or replaced on one or more occasions, and including any related governmental rules, regulations, standards, and guidelines, the "ADA") and the Texas Architectural Barriers Act (Texas Gov. Code §§ 469.001—.208) (as amended, supplemented, modified, recodified, and/or replaced on one or more occasions, and including any related governmental rules, regulations, standards, and guidelines, "Chapter 469") (collectively, the "Disabilities Acts"). Tenant shall forward to Landlord within five (5) days of Tenant's receipt copies of any notices received from any governmental authorities with respect to Tenant's compliance or noncompliance with the Disabilities Acts. Neither Tenant nor any shareholder, member, manager, partner, Affiliate (as defined below), subsidiary, director, officer, employee, agent, representative, licensee, contractor, invitee, or visitor of Tenant or of any assignee or subtenant of Tenant, or anyone else on the Property with the express or implied consent of Tenant or of any assignee or subtenant of Tenant (each a "Tenant Party") shall use or permit the Premises to be used in any manner or do any act that would increase the existing rate of insurance on the Building or cause the cancellation of any insurance policy covering the Building, and no Tenant Party shall permit to be kept, used, or sold, in or about the Premises, any article that may be prohibited by the standard form of fire insurance policy, unless Tenant obtains an endorsement to the policy allowing the act or article. As used in this Lease, the term "Affiliate" means any person or entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the party in question. If, because of a Tenant Party's act, the rate of insurance on the Building or its contents increases, then the act is an Event of Default (as defined in this Lease), Tenant shall pay to Landlord the amount of the rate increase on demand, and acceptance of this payment shall not waive any of Landlord's other rights. During the Term, no Tenant Party shall (i) commit or allow to be committed any waste on the Premises, or any public or private nuisance in or around the Building or on the Property; (ii) allow any sale by auction on the Premises; (iii) place any loads on the floor, walls, or ceiling of the Premises that endanger the Building; (iv) use any apparatus, machinery, or device in or about the Premises that shall cause any substantial noise or vibration or in any manner damage the Building; (v) disturb or unreasonably interfere with other tenants of the Building or with Landlord's management of the Building; (vi) place any harmful liquids in the drainage system or in the soils surrounding the Building; (vii) use all or any portion of the Premises for: (a) an outbound "call center," or any other outbound telemarketing use, (b) offices of any agency or bureau of the United States or of any state or political subdivision of the United States or any state, (c) offices or agencies of any foreign govermnent or of any political subdivision of any foreign government, (d) offices of any health care professionals or service organization, (e) schools or other training facilities that are not ancillary to corporate, executive, or professional office use, (f) retail or restaurant uses, or (g) communications firms such as radio and/or television stations. If any Tenant Party's office machines or equipment disturbs the quiet enjoyment of any other tenant in the Building, then Tenant shall provide adequate insulation, or take any other action that may be necessary to eliminate the disturbance, all at Tenant's sole cost and expense. Whether a Tenant Party's use of any part of the Project is prohibited by the previous two sentences is to be reasonably determined by Landlord.

b.          Environmental Laws and Hazardous Substances.

(1) No Tenant Party shall generate, use, manufacture, keep, store, refine, release, discharge, or dispose of any substance or material that is described as a toxic or hazardous substance, waste, or material or a pollutant or contaminant by any federal, state, county, or municipal law, ordinance, rule, regulation, standard, or guideline in force now or in the future (as amended, supplemented, modified, recodified, and/or replaced on one or more occasions) in any way relating to or regulating human health or safety or industrial hygiene or environmental conditions or pollution or contamination, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA), 42 U.S.C. 9601, et seq. and the Solid Waste Disposal Act, 42 U.S.C. § 6901, et seq. ("Environmental Laws"), including, without limitation, PCBs, petroleum products, asbestos, and asbestos-containing materials, crude oil, natural gas liquids, liquefied natural gas, or synthetic gas usable as fuel, and "source," "special nuclear," and "byproduct" material as defined in the Atomic Energy Act of 1985, 42 U.S.C. § 3011 et seq. (collectively, "Hazardous Substances"), on, under, or near the Premises or the Building, except that a Tenant Party may use Hazardous Substances on the Premises that are incidental to general office use, such as photocopier toner, cleaning fluids, and solvents, provided that the quantities of these substances do not pose a threat to public health or to the environment or would necessitate a "response action," as that term is defined in CERCLA, and so long as Tenant strictly complies or causes compliance with all applicable Environmental Laws concerning the use, storage, production, transportation and disposal of these Hazardous Substances.

(2) Tenant shall (i) obtain and maintain in full force and effect all Environmental Permits (as defined below) that may be required on one or more occasions under any Environmental Laws applicable to Tenant or the Premises and (ii) be and remain in compliance with all terms and conditions of all of those Environmental Permits and with all other Environmental Laws. "Environmental Permits" means, collectively, any and all permits, consents, licenses, approvals, and registrations of any nature at any time required pursuant to, or in order to comply with, any Environmental Law.

(3) On the expiration or earlier termination of this Lease, Tenant, at Tenant's sole cost and expense, shall remove (i) all Hazardous Substances from the Premises (except to the extent placed on the Premises by Landlord), and (ii) any and all Hazardous Substances released in, on, under, or about the Property by any Tenant Party.

(4) Tenant shall give Landlord immediate written notice of any release or threatened release of, or any claim or action related to any release or threatened release of, any Hazardous Substance in, on, under, or about the Project. If the release was caused, in whole or in part, by any Tenant Party, then the notice shall include a description of measures proposed to be taken by Tenant to contain and/or remediate the release of the Hazardous Substance and any resultant damage to or impact on property, persons, and/or the environment ("environment" includes, without limitation, air, soil, surface water, and groundwater). On Landlord's approval and at Tenant's sole cost and expense, Tenant shall promptly take all steps necessary to clean up and remediate any release of any Hazardous Substance caused, in whole or in part, by any Tenant Party, comply with all applicable Environmental Laws, and otherwise report and/or coordinate with Landlord and all appropriate governmental agencies.

(5) Tenant agrees to indemnify and defend Landlord against and hold Landlord harmless from any and all losses, costs, liabilities, claims, and damages (including actual, direct, incidental, consequential, punitive, and exemplary damages, interest, and attorneys' fees, court costs, alternative dispute resolution expenses, and other legal fees and expenses) (collectively, "Damages"), including, without limitation, cleanup costs, response costs, remediation costs, causes of action, claims for relief, professional fees, penalties, fines, assessments, and charges incurred in connection with or arising from the generation, use, manufacture, storage, disposal, or release of any Hazardous Substance by any Tenant Party, or any person claiming through or under any Tenant Party, on or about the Property throughout the Term. Landlord agrees to indemnify and defend Tenant against and hold Tenant harmless from any and all Damages, incurred in connection with or arising from the generation, use, manufacture, storage, disposal, or release of any Hazardous Substance by any Landlord Party, or any person claiming through or under any Landlord Party, on or about the Property throughout the Term.

(6) Landlord may, on reasonable notice to Tenant, be granted access to and enter the Premises no more than once annually to perform or cause to have performed an environmental inspection, site assessment, or audit. The environmental inspector or auditor may be chosen by Landlord, in its sole discretion, and the inspection or audit shall be performed at Landlord's sole expense. To the extent that the report prepared on that inspection, assessment, or audit (i) indicates the presence of Hazardous Substances in violation of Environmental Laws or (ii) provides recommendations or suggestions to prohibit the release, discharge, escape, or emission of any Hazardous Substances at, on, under, or within the Premises, or to comply with any Environmental Laws, Tenant shall promptly, at Tenant's sole expense, comply with the recommendations or suggestions, including, but not limited to, performing any additional investigative or subsurface investigations or remediation as recommended by the inspector or auditor. However, if, at any time, Landlord has actual notice or reasonable cause to believe that any Tenant Party has violated any Environmental Law, then Landlord shall be entitled to perform an environmental inspection, assessment, or audit at any time, and without being subject to the annual limitation, and Tenant must reimburse Landlord for the cost or fees incurred for the inspection, assessment, or audit as additional rent.

(7) Promptly on receipt of Landlord's request, Tenant, at Tenant's sole expense, shall submit to Landlord true and correct copies of any reports filed by Tenant with any governmental or quasi-governmental authority regarding the generation, placement, storage, use, treatment, or disposal of Hazardous Substances on or about the Premises.

9.           MAINTENANCE AND REPAIRS.

a.           Landlord's Obligations. Landlord shall maintain and keep in good repair the foundations, exterior walls, structural portions of the roof, and other structural portions of the Building, and shall maintain the electrical, plumbing, and heating, air conditioning, and ventilation ("11VAC") equipment in the Building, except any portions of this equipment that may be specially installed for Tenant or otherwise altered by Tenant in connection with Tenant's Premises Alterations, if any, or otherwise, or that exclusively serve the Premises; and except that all damage or injury to the Premises, the Building, or the equipment and improvements in the Premises and the Building, caused by any act, neglect, misuse, or omission of any duty by any Tenant Party shall be paid for by Tenant. Landlord shall not be liable for any failure to make any required repairs or to perform any required maintenance unless this failure shall persist for an unreasonable time (taking into account the nature and urgency of the repair or maintenance) after written notice of the need for the repairs or maintenance is given by Tenant to Landlord. Landlord shall not be responsible for any interruption, inconvenience, or annoyance to Tenant or Tenant's business caused by any repairs, restoration, or maintenance required to be made by Landlord under this Agreement, and Tenant shall not reduce or withhold any portion of any Rent payment without a prior final judicial determination of Tenant's right to do so. Tenant waives and releases its right to make repairs at Landlord's expense under any law, statute, or ordinance in effect now or in the future. Landlord has no obligation to make any improvements, Alterations (as defined in this Lease), repairs, or maintenance to the Premises before or during the Term except as specifically set forth in the Lease, and in no event shall Landlord have any obligation under this Lease to make any repairs, maintenance, or replacements to the interior portion of the Premises, including, without limitation, carpeting, window coverings, wall coverings, windows, or painting of any of Tenant's property or Premises Alterations (as defined in this Lease).

b.           Tenant's Obligations. Except to the extent specified in Section 9.a above, Tenant shall, at its expense, maintain, repair, and replace all portions of the Premises and the equipment or fixtures relating to the Premises, including, but not lted to, (i) all doors and plate glass in the Premises, (ii) all electrical, plumbing, and supplemental IIVAC systems exclusively serving the Premises, and (iii) all furniture, fittings, installations, fixtures, equipment, cables, and any other personal property (collectively, "Personal Property") and Premises Alterations (as defined in this Lease) belonging to Tenant or placed in the Premises by, for, or on behalf of Tenant, at all times in good condition and repair. All maintenance, repairs, and replacements by Tenant shall be made promptly, in a good and workmanlike manner, pursuant to the laws of the State of Texas, all health, fire, police, and other ordinances, regulations, and directives of governmental agencies having jurisdiction over matters related to maintenance, repairs, and replacements, and the equipment manufacturers' suggested service programs, with materials and work of a quality at least equal to the original materials and work and with contractors approved in writing by Landlord. If Tenant fails to perform its obligations, then Landlord may enter the Premises and do so on Tenant's behalf, and Tenant shall reimburse Landlord on demand for any costs and expenses incurred by Landlord in performing Tenant's obligations. Tenant shall repair or replace, subject to Landlord's direction and supervision, any damage to the Premises or the Building, or the equipment or improvements in the Premises or the Building, by any act, neglect, or misuse by any Tenant Party; further, Tenant shall replace at Tenant's sole expense any glass that may be broken in the Premises, and elsewhere in the Building, if done through any act, neglect, or misuse by any Tenant Party, with glass of the same size, specifications, and quality, and, if required, with signs. If Tenant fails to make these repairs or replacements within fifteen (15) days after the occurrence of the cause of the damage, then Landlord may make the repairs or replacements at Tenant's cost, along with an additional administrative charge in an amount equal to ten percent (10%) of the costs of the repair or maintenance, within thirty (30) days after receipt of an invoice.

10.           ALTERATIONS.

a.            Landlord's Consent. Tenant shall not make any alterations, additions, improvements, or betterments, make changes to locks on doors, or add, disturb, or in any way change any plumbing or wiring ("Alterations") in or to the Premises (including Tenant's Work (as defined in the Work Letter, if any, attached as Exhibit G), if any, "Premises Alterations") without obtaining the prior written consent of Landlord, which consent Landlord may withhold in its sole discretion, and the Alterations must not affect the Building's structure, safety, systems, or aesthetics or cause the release of Hazardous Substances. On any request by Tenant to make any Premises Alterations in excess of $5,000 in each instance, Landlord reserves the right to require Tenant to submit to Landlord plans and specifications for the Alterations for Landlord's approval pursuant to any reasonable requirements that Landlord may impose.

b.            Performance of Work. All Premises Alterations shall be made at Tenant's sole expense and by contractors or mechanics approved in writing by Landlord, shall be made at the times and in the manner as Landlord may designate on one or more occasions, and shall become the property of Landlord without any obligation that Landlord pay for them. Tenant shall not employ, or permit the employment of, any contractor or laborer, or permit any materials to be delivered to or used in the Building, if, in Landlord's sole judgment, that employment, delivery, or use shall interfere or cause any conflict or disharmony with other contractors or laborers engaged in the construction, maintenance, or operation of the Building by Landlord, Tenant, or others, or the use and enjoyment of the Building by other tenants or occupants. In the event of this interference, conflict, or disharmony, on Landlord's request, Tenant shall cause all contractors or laborers causing the interference, conflict, or dishaimony to leave the Building immediately. All work with respect to any Premises Alterations shall be performed in a good and workmanlike manner and shall be of a quality equal to or exceeding the then-existing construction standards for the Building, and the floors and ceilings must be finished in a manner customary for general office use and other uses common to first-class office buildings in the vicinity. No interior improvements installed in the Premises may be removed unless those improvements are promptly replaced with interior improvements of the same or better quality. Premises Alterations shall be diligently prosecuted to completion to the end that the Premises shall be at all times a complete unit except during the period necessarily required for Premises Alterations work. All Premises Alterations shall be made strictly pursuant to all laws, regulations, and ordinances relating to Premises Alterations, including, but not limited to, Chapter 469. Tenant agrees to indemnify and defend Landlord and hold Landlord harmless against any loss, claim, liability, or damage resulting from Premises Alterations work or the performance of Premises Alterations work (including by Tenant, its contractors, and subcontractors, and including, without limitation, any loss, claim, liability, damage, fine, or penalty resulting from or related to violation of Chapter 469), and Tenant shall, if requested by Landlord, furnish a bond or other security satisfactory to Landlord against any loss, claim, liability, or damage resulting from Premises Alterations work or the performance of Premises Alterations work. If Chapter 469 requires that plans and/or specifications be submitted to the Texas Department of Licensing and Regulation or any other governing authority (collectively, "TDLR") for review and approval, then Tenant shall (i) submit the plans and/or specifications to TDLR and provide to Landlord proof of this submission before applications for any building permits are submitted or construction has commenced and (ii) promptly on completion of any Premises Alterations work, if any, request an inspection pursuant to Chapter 469 and provide Landlord with a certificate that the Premises are in compliance with Chapter 469. Tenant's obligations under the preceding two sentences shall survive the expiration or earlier termination of this Lease. Landlord reserves the right to require any contractor or mechanic working in the Premises to provide lien waivers and liability insurance covering Premises Alterations and to require Tenant to secure, at Tenant's sole cost and expense, completion and lien indemnity bonds satisfactory to Landlord, and/or to require any other instruments that may be reasonably requested by Landlord. Tenant shall give Landlord ten (10) days' written notice before the commencement of any Premises Alterations and shall allow Landlord to enter the Premises and post appropriate notices to avoid liability to contractors or material suppliers for payment for any Premises Alterations. All Premises Alterations (including, without limitation, all improvements to the Premises made pursuant to Section 30 below) shall remain in and be surrendered with the Premises as a part of the Premises at the termination of this Lease, without disturbance, molestation, or injury, except that Landlord may require, upon any notice to Tenant at least sixty (60) days prior to the then Lease expiration, any Premises Alterations to be removed on termination of this Lease. If Landlord requires this removal, then all expenses to restore the affected part of the Premises to normal building standards shall be borne by Tenant, and Tenant shall repair all damage caused by the removal, reasonable wear and tear excepted.

c.Landlord's Expenses; Administrative Fee. Tenant shall pay to Landlord, as additional rent, any out-of-pocket costs incurred by Landlord to outside contractors and consultants if warranted by the Premises Alterations in connection with the review, approval, and supervision of Premises Alterations, if any, and for any quantifiable additional Building services provided to Tenant or to the Premises in connection with any Premises Alterations that are beyond the normal services provided to occupants of the Building. Tenant shall also pay to Landlord an administrative fee equal to ten percent (10%) capped at $500 per Premises Alterations of the cost of the work to compensate Landlord for the administrative costs incurred in the review, approval, and supervision of Premises Alterations other than Landlord's Work and Tenant's Work, if any (as defined in the Work Letter, if any, attached as Exhibit G).

Under no circumstances shall Landlord be liable to Tenant for any damage, loss, cost, or expense incurred by Tenant on account of Tenant's plans and specifications, Tenant's contractors or subcontractors, or Tenant's design of any work, construction of any work, or delay in completion of any work.

11.           TENANT'S PROPERTY.

a.            Removal On Expiration of Lease. All articles of Personal Property and all business and trade fixtures, machinery and equipment, cables, furniture, and movable partitions owned by Tenant or installed by Tenant at its expense in the Premises shall be and remain the property of Tenant and may be removed by Tenant at any time during the Tenn, subject to the other requirements of this Lease. Further, Tenant shall remove all of this property from the Premises on the expiration of the Term or earlier termination of this Lease, as required by Section 33 below.

b.            Personal Property and Premises Alterations Taxes. Tenant shall be liable for and shall pay, at least ten (10) days before delinquency, all taxes directly or indirectly imposed or assessed on any Personal Property placed by Tenant in or about the Premises. If any taxes on Tenant's Personal Property are levied against Landlord or Landlord's property (including, but not limited to, any part of the Project) or if the assessed value of the Premises or Landlord's obligations are increased by a value placed on the Personal Property of Tenant, and if Landlord pays the taxes or obligations based on Tenant's Personal Property, which Landlord has the right to do regardless of the taxes' or obligations' validity, then Tenant shall, within five (5) days after Tenant receives written demand from Landlord, repay to Landlord the taxes or obligations levied against Landlord or Landlord's property pursuant to the previous sentence, or the portion of the taxes or obligations resulting from the increase in the assessment pursuant to the previous sentence. Additionally, if any Premises Alterations, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part of the real property, are assessed for real property tax purposes at a valuation higher than the valuation at which improvements conforming to Landlord's building standard in other spaces in the Building are assessed, then the taxes levied against Landlord or the real property by reason of the excess assessed valuation shall be deemed to be taxes levied against Personal Property of Tenant, and payment of these taxes shall be governed by the provisions of this Section 11.b.

12.           ENTRY BY LANDLORD. After reasonable notice at least 24 hours in advance (except in emergencies, where no notice is required), Landlord and Landlord Parties shall at any and all times have the right to enter the Premises to inspect, test, and examine the Premises, to supply janitorial service and any other service to be provided by Landlord to Tenant under this Lease, to show the Premises to mortgagees, prospective mortgagees, prospective purchasers, or prospective tenants (but only in the last 6 months of the then expiration of the Lease), to post notices, to alter, improve, or repair the Premises or any other portion of the Building, or for any other reasonable purpose. Landlord may, in order to carry out these activities, take all materials and supplies into the Premises that may be required for the purpose of performing the activities, and may erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed. Landlord shall at all times have and retain keys, control cards, or other means of access to all doors in the Premises, excluding Tenant's vaults and safes. Landlord has the right to use any and all means that Landlord may deem proper to open any doors in the Premises in an emergency in order to obtain entry to the Premises. Any entry to the Premises obtained by Landlord pursuant to this Section 12 shall not be deemed to be a forcible or unlawful entry into the Premises, or an eviction of Tenant from the Premises or any portion of the Premises, and Tenant waives any claim for Damages for any injury or inconvenience to or interference with Tenant's business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss in, on, or about the Premises. Tenant shall not be due any abatement of Rent as a result of any entry to the Premises pursuant to this Section 12.

13.           LIENS AND INSOLVENCY.

a.            Liens. Tenant shall keep the Lease and Project free from any liens or encumbrances of any kind or nature arising out of any work performed, materials ordered, or obligations incurred by or on behalf of Tenant. If any lien, encumbrance, or charge is filed against this Lease or all or any part of the Project, then Tenant shall cause the lien, encumbrance, or charge to be discharged by payment within ten (10) days after the date filed. If Tenant fails to cause the lien, encumbrance, or charge to be discharged within the permitted time, then Landlord may, at Landlord's sole discretion, either (i) cause it to be discharged and may make any payment if Landlord, in Landlord's sole judgment, considers it necessary, desirable, or proper to do so or (ii) declare Tenant's failure to discharge to be an Event of Default (as defined in this Lease). If Landlord makes any payment under option (i), then all amounts paid by Landlord are payable by Tenant to Landlord on demand, with Interest.

b.            Tenant's Insolvency. If Tenant becomes insolvent or makes an assignment for the benefit of creditors, or if legal proceedings are instituted seeking to have Tenant adjudicated bankrupt, reorganized, or rearranged under the bankruptcy laws of the United States, then Landlord may, at its option, declare an Event of Default, in which case Landlord shall have the option to terminate the Lease, and Landlord may accept Rent from the appointed trustee, assignee, or receiver without waiving or forfeiting Landlord's right of termination. Further, unless and until Landlord elects to terminate the Lease, Tenant and its successor shall have the following obligations and be subject to the following conditions, in addition to any other obligations or conditions imposed upon Tenant or its successor: (1) the requirement to cure any monetary defaults and reimburse Landlord for any pecuniary loss within not more than thirty (30) days of the assumption and/or assignment; (2) the requirement to deposit with Landlord an additional sum equal to three (3) months' Base Rent to be held as security; (3) the requirement that the Premises be used in keeping with Section 8 of this Lease; (4) the condition that the reorganized debtor or assignee of such debtor in possession or Tenant's trustee demonstrate in writing that it has the financial ability to comply with Tenant's obligations under this Lease and meets all other reasonable criteria of Landlord as did Tenant upon execution of this Lease; (5) the condition of obtaining prior written consent of each of Landlord's Mortgagees, if any; and (6) the requirement that no physical changes of any kind may be made to the Premises unless in compliance with the applicable provisions of this Lease.

14. DAMAGE TO TENANT'S PROPERTY. Neither Landlord nor its agents shall be liable under this Lease for (i) any damage to any property entrusted to any Landlord Party (as defined in this Lease); (ii) loss or damage to any property by theft or otherwise; (Hi) any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, or water or rain that may leak from any part of the Building or from the pipes, appliances, or plumbing work in the Building or from the roof, street, or subsurface or from any other place, dampness, or any other cause whatsoever; or (iv) any damage or loss to the business or occupation of Tenant arising from the acts or neglect of other tenants or occupants of, or invitees to, the Building. Tenant shall give prompt written notice to Landlord in case of fire or accident in the Premises or in the Building or of defects in the Premises' or Building's fixtures or equipment.

15. EMINENT DOMAIN.

a.           Complete Taking. If the whole of the Property, the Building, or the Premises or so much of the Property, the Building, or the Premises are taken by condemnation or in any other manner (including, but not limited to, private purchase in lieu of condemnation) for any public or quasi-public use or purpose so that a reasonable amount of reconstruction shall not result in the Premises being reasonably suitable for Tenant's continued occupancy, then this Lease and the Term and estate granted by the Lease shall terminate as of the date that possession of the Property, the Building, or the Premises are taken (the "Date of the Taking"), and the Base Rent and other sums payable under the Lease shall be prorated and adjusted as of that termination date.

b.           Partial Taking. If only a part of the Property, the Building, or the Premises is taken, and the remaining part of the Property, the Building, and the Premises, after reconstruction, if any, is reasonably suited for Tenant's continued occupancy, then this Lease shall be unaffected by the taking, except that Landlord may, at its option, terminate this Lease by giving Tenant notice to that effect within sixty (60) days after the Date of the Taking. If Landlord elects to terminate the Lease, then the Lease shall terminate on the date that the written notice from Landlord to Tenant is given, and the Base Rent and other sums payable under the Lease shall be prorated and adjusted as of that termination date. In the event of a partial taking after which this Lease continues in force as to any part of the Premises, the Base Rent and other sums payable under the Lease shall be adjusted according to the rentable area remaining.

c.           Award. Landlord is entitled to receive the entire award or payment in connection with any taking without deduction from the award or payment for any estate vested in Tenant by this Lease, and Tenant shall receive no part of the award or payment, including any award for the "leasehold bonus value" of this Lease. Tenant expressly assigns to Landlord all of its right, title, and interest in and to every award or payment in connection with any taking.

d.           Waiver. Except as otherwise provided in this Lease, Tenant waives and releases any right to terminate this Lease under any law, statute, or ordinance in effect now or in the future relative to eminent domain, condemnation, or takings.

16.          TENANT'S INSURANCE. Tenant shall, during the entire Term of this Lease and any other period of occupancy, at its sole cost and expense, keep in full force and effect the following insurance:

a.           Property Insurance. Special form property insurance (extended coverage) on ISO form CP 10 30 (or an equivalent business owner's policy) insuring against the perils of fire, vandalism, malicious mischief, cause of loss — special form, sprinkler leakage, and earthquake sprinkler leakage, and with earthquake coverage, mold coverage, and terrorism coverage, with no exclusions except the standard printed exclusions. Tenant shall also obtain flood insurance on a form equivalent to the National Flood Insurance Program's General Property Form (the "NFIP Form"). Each of these insurance policies shall be for one hundred percent (100%) of the replacement cost, without deduction for depreciation, of (i) all Personal Property owned, leased, held, or possessed by Tenant or any contractor of Tenant and located in the Building; (ii) all Premises Alterations, regardless of who paid for them in connection with work on those Alterations; and (iii) all materials, equipment, supplies, and temporary structures on or within one hundred (100) feet of the Premises used for making any Premises Alterations; however, if the full replacement cost exceeds the NFIP Form's maximum coverage limit, then the flood insurance policy shall be for the NFIP Form's maximum coverage limit rather than the replacement cost. If there is a dispute as to the amount that comprises full replacement cost, the decision of, as applicable, Landlord, any beneficiary of a mortgage or deed of trust encumbering all or any part of the Project (each "Landlord's Mortgagee"), or any manager of the Project, or any of their respective shareholders, members, managers, partners, Affiliates, subsidiaries, directors, officers, employees, agents, representatives, licensees, contractors, and/or any respective successors or assigns of the foregoing (the "Landlord Parties") shall be conclusive. Each policy shall have the following unmodified endorsements: (i) the Landlord Parties shown as "insured as their interests may appear" and (ii) ordinance or law coverage.

b.           Liability Insurance. Commercial general liability insurance on form ISO CG 00 01 04 13 (or, if Tenant has more than one location covered by a policy having a general aggregate limit, ISO fonn amendment Aggregate Limits of Insurance Per Location CG 25 04) insuring Tenant against any liability arising out of the lease, use, occupancy, or maintenance of the Premises and all areas appurtenant to the Premises. This insurance must include an Additional Insured — Tenant's Endorsement, and must have the General Aggregate Liability Insurance Limit specified in Paragraph 16 of the Basic Lease Information per occurrence for each of the following: (i) injury to or death of one or more persons in an occurrence and

(ii) damage to tangible property (including loss of use) in an occurrence, with an Additional Insured — Tenant's Endorsement, with the liability amount to be adjusted from year to year as reasonably required by Landlord. The policy shall insure the hazards of premises and operations, independent contractors, and contractual liability (covering, without limitation, the indemnity contained in Section 18 of this Lease) and shall (i) name the Landlord Parties as additional insureds and (ii) contain a cross-liability provision. If the use and occupancy of the Premises include any activity or matter that is or may be excluded from coverage under a commercial general liability policy (e.g., the sale, service, or consumption of alcoholic beverages), then Tenant shall obtain endorsements to the commercial general liability policy or otherwise obtain insurance to insure all liability arising from the activity or matter (including liquor liability, if applicable) in amounts as Landlord may reasonably require.

c.           Workers' Compensation Insurance. Workers' Compensation insurance (not any alternative form of coverage) for at least the applicable statutory limit; and employer's liability (or equivalent coverage under commercial umbrella) with at least a One Million and No/100 Dollar ($1,000,000) limit for each accident, for bodily injury by accident, and at least a One Million and No/100 Dollar ($1,000,000) limit for each of Tenant's employees for bodily injury by disease.

d.           Business Income and Extra Expense Coverage. Business income and extra expense coverage on ISO form CP 00 30 (or an equivalent business owner's policy) for the direct or indirect loss of Tenant's income and expenses atttibutable to Tenant's inability to use fully or obtain access to the Premises or the Building in an amount, as approved by Landlord, that shall properly reimburse Tenant for a period of one (1) year following the loss of use or access.

e.           Boiler and Machinery Insurance. If Tenant installs any boiler, pressure object, machinery, fire suppression system, supplemental HVAC equipment, or other mechanical equipment within the Building, then Tenant shall also obtain and maintain, at Tenant's expense, boiler and machinery insurance covering loss arising from the use of that equipment.

f.           Builder's Risk Insurance. Before any Premises Alteration(s), including, but not limited to, any initial improvements set forth in the Work Letter, if any, attached to this Lease as Exhibit G, are undertaken, and whether these Alteration(s) are undertaken by Landlord, Tenant, or their respective contractors or subcontractors, Tenant shall obtain, and shall provide Landlord with evidence of, special form builder's risk insurance for one hundred percent (100%) of the replacement cost, without deduction for depreciation, of (i) all Premises Alterations under construction; (ii) any damage to the Building or the Property resulting from the Premises Alterations; (iii) all materials, equipment, supplies, and temporary structures on the Premises used for making the Premises Alterations; (iv) all materials, equipment, and supplies at other locations or in transit to the Premises that are intended to be used for making the Premises Alterations; and (v) any loss of rentals in the Building due to the Premises Alterations, for a period of twelve (12) months. The builder's risk insurance shall be effective from the beginning of the performance of the Premises Alteration(s) through the completion of the perfoimance of the Premises Alteration(s).

g.           Other Insurance. Any other form or forms of insurance as Landlord or any of Landlord's Mortgagees may reasonably require on one or more occasions, and any other insurance in the form and amounts that a prudent tenant would obtain, and for insurance risks against which a prudent tenant would protect itself.

All of the insurance policies required by this Section 16, and any other insurance policies that Tenant may be required to obtain under this Lease, shall be written in a foim satisfactory to Landlord and shall be taken out with insurance companies qualified to issue insurance in the State of Texas and holding an A.M. Best's Rating of "A+" and a Financial Size Rating of "X" or better, as set forth in the most current issue of Best's Key Rating Guide. Each policy shall provide that it is primary insurance, and not excess over or contributory with any other insurance in force for or on behalf of any Landlord Party, with all policies of Landlord Parties being excess, secondary, and noncontributing. Further, none of these policies shall contain any endorsement or provision that states the limits of the policy shall not stack, pyramid, or be in addition to any other limits provided, nor shall any of these policies have any cross-suits exclusion or any similar exclusion that excludes coverage for claims brought by an additional insured under the policy against another insured under the policy. Additionally, none of these policies shall have a deductible or self-insured retention in excess of Ten Thousand and No/100 Dollars ($10,000.00). Tenant must reinstate the full aggregate limit of any policy reduced below seventy-five percent (75%) of any aggregate limit required by this Lease. Within ten (10) days after the execution of this Lease, Tenant shall deliver to Landlord copies of policies or certificates and endorsements evidencing the existence of the amounts and forms of coverage satisfactory to Landlord. No policy shall be cancelled or reduced in coverage except after thirty (30) days' prior written notice to Landlord. Tenant shall, at least thirty (30) days before the expiration of the policies, furnish Landlord with renewals or "binders" of the policies. If Tenant fails to notify Landlord of a policy's expiration, cancellation, or reduction, then Landlord may order insurance to replace or supplement the policy that is expired, cancelled, or reduced, and Landlord may charge the cost of the replacement or supplementary insurance to Tenant as additional rent. In addition to any other remedy available to Landlord pursuant to this Lease or otherwise, Landlord may, but is not obligated to, obtain any insurance that is the responsibility of Tenant under this Section 16, and Tenant shall pay to Landlord on demand the premium costs of the insurance, plus an administrative fee of fifteen percent (15%) of those costs.

Tenant acknowledges that Landlord or any of Landlord's Mortgagees may reasonably require Tenant to procure and maintain insurance coverages on other forms and with other endorsements than those set forth above, and Tenant agrees to comply with Landlord and Landlord's Mortgagees' requirements.

To the fullest extent permitted by law, Tenant waives and releases all Landlord Parties of and from any and all rights of recovery, claims, actions, or causes of action against any Landlord Party to the extent covered by any of the above insurance policies. Each insurance policy must be endorsed to reflect the insurer's acceptance of this waiver of subrogation. The above waiver of subrogation applies whether or not there are any deductibles or self-insured retentions and in the absence of any insurance policy.

Tenant acknowledges that Landlord makes no representation that the limits or forms of coverage of insurance specified in this Lease are adequate to cover Tenant's property, business operations, or obligations under this Lease.

17.           DAMAGE OR DESTRUCTION. If the Building and/or the Premises are damaged by fire or any other peril (a "Peril"), then Tenant shall give prompt written notice to Landlord. After receipt of this notice, Landlord shall have the following rights and obligations:

a.           Repair and Restoration.

(1)           If the Building and/or the Premises are damaged or destroyed by any Peril covered by collectible insurance carried by Landlord at the time of the damage or destruction (a "Covered Peril"), to the extent that, in Landlord's sole discretion, (i) the cost to repair, reconstruct, or restore the Building and/or the Premises exceeds twenty-five percent (25%) of the then-full replacement value of the Building and/or the Premises or (ii) the damage to the Building and/or the Premises is such that the Building and/or the Premises cannot reasonably be repaired, reconstructed, and restored within six (6) months from the date of the damage or destruction, then Landlord shall either: (i) use reasonable diligence to commence or cause the commencement of and complete or cause the completion of the work of restoring the Building and/or the Premises and Landlord's Work (as defined in the Work Letter, if any, attached to this Lease as Exhibit G), if any, (except that Landlord shall not be responsible for delays beyond Landlord's control) to substantially the same condition as they were in immediately before the Covered Peril, in which event this Lease shall remain in full force and effect or (ii) within ninety (90) days after the date of the damage or destruction, elect not to repair, reconstruct, or restore the Building and/or the Premises as described in option (i), in which event this Lease shall terminate. In either event, Landlord shall give Tenant written notice of its intention within the ninety (90)-day period. If Landlord elects not to repair, reconstruct, or restore the Building and/or the Premises, then this Lease shall be deemed to have terminated as of the date of the damage or destruction by the Covered Peril.

(2)          If the Building and/or the Premises are partially damaged or destroyed by any Covered Peril, to the extent that, in Landlord's sole discretion, the cost to repair, reconstruct, or restore the Building and/or the Premises is twenty-five percent (25%) or less of the then-full replacement value of the Building and/or the Premises, and if the damage to the Building and/or the Premises is such that the Building and/or the Premises reasonably may be repaired, reconstructed, or restored within a period of six (6) months from the date of the damage or destruction by the Covered Peril, then Landlord shall commence or cause the commencement of and diligently complete or cause the completion of the work of restoring the Building and/or the Premises and Landlord's Work, if any, (except that Landlord shall not be responsible for delays beyond Landlord's control) to substantially the same condition as they were in immediately before the Covered Peril, and this Lease shall continue in full force and effect.

b.            Repair and Restoration Exceptions. If the Building and/or the Premises are damaged or destroyed by a Peril, then Landlord may elect to be relieved of its obligation to repair, reconstruct, and restore and may terminate this Lease within ninety (90) days after the date of damage or destruction caused by the Peril if (i) damage or destruction of the Building and/or the Premises is due to any cause not covered by collectible insurance carried by Landlord at the time of the damage or destruction; (ii) any of Landlord's Mortgagees require that any portion of the insurance proceeds resulting from the Peril be applied to any deed of trust or mortgage on all or any part of the Project; (iii) Landlord does not actually receive sufficient insurance proceeds to pay for all repairs, reconstruction, and restoration of damage or destruction caused by the Peril; or (iv) the repair, reconstruction, or restoration of the damage caused by the Peril is delayed or prevented for longer than six (6) months after the occurrence of the damage or destruction due to circumstances beyond Landlord's control, including, but not limited to, acts of God, strikes, embargoes, governmental restrictions, war, terrorism, or other strife, inability to procure the necessary labor or materials, or any other cause beyond the control of Landlord. Further, Landlord shall not have any obligation to repair, reconstruct, or restore the Premises and may terminate this Lease when the damage resulting from any Peril occurs during the last twelve (12) months of the Term to such an extent that more than thirty percent (30%) of the floor area of the Premises is rendered untenantable for a period of more than sixty (60) days.

c.            Termination of Lease. On any termination of this Lease under any of the provisions of this Section 17, Landlord and Tenant shall each be released without further obligation to the other from the date possession of the Premises is surrendered to Landlord, or any other date as is mutually agreed on by Landlord and Tenant, except with regard to payments or other obligations that have accrued as of that date and are then unpaid or unperformed. If this Lease is terminated under the provisions of this Section 17, then Landlord shall be entitled to the full proceeds of the insurance policies providing coverage for all Premises Alterations.

d.            Base Rent Abatement. In the event of repair, reconstruction, or restoration by or through Landlord pursuant to this Section 17, the Base Rent payable under this Lease shall be abated in total if any of the Premises are unfit for occupancy during the period of the repair, reconstruction, or restoration, but only if the damage did not result from the negligence or misconduct of any Tenant Party. Tenant is not entitled to any compensation or Damages for loss of the use of all or any part of the Premises and/or any inconvenience or annoyance occasioned by the damage, repair, reconstruction, or restoration, nor shall Tenant be entitled to any insurance proceeds, including those in excess of the amount required by Landlord for the repair, reconstruction, or restoration. Tenant shall not be released from any of its obligations under this Lease due to damage or destruction of the Building and/or the Premises except to the extent and on the conditions expressly stated in this Section 17.

e.           Extent of Landlord's Repair Obligations. If Landlord is obligated to or elects to repair, reconstruct, or restore pursuant to this Section 17, then Landlord shall be obligated to repair, reconstruct, or restore only those portions of the Building and the Premises that were originally provided at Landlord's expense, and only to the extent of the insurance proceeds actually received by Landlord for the damage or destruction caused by the Peril in question. Any repair, reconstruction, or restoration of the Premises Alterations that were damaged or destroyed by the Peril, if any, shall be the obligation of Tenant, or, at Landlord's election, Landlord shall carry out the repair, reconstruction, or restoration, and Tenant shall pay all costs of the repair, reconstruction, or restoration, along with an additional administrative charge in an amount equal to fifteen percent (15%) of the costs of the repair, reconstruction, or restoration. Tenant must give Landlord satisfactory evidence of Tenant's ability to carry out the repair, reconstruction, or restoration of the Premises Alterations, if any, or to pay the costs of the repair, reconstruction, or restoration and the additional administrative charge, before Landlord shall have any obligation to begin restoring the Premises pursuant to this Section 17. Further, Landlord has no obligation to repair, reconstruct, or restore any Personal Property of any Tenant Party.

18.           INDEMNITIES AND WAIVERS.

a.           Indemnities. Tenant shall indemnify, defend, and hold all Landlord Parties haii iless from all Damages arising, in whole or in part, from (i) any causes in, on, or about the Premises; (ii) any Tenant Party's use of the Project or the conduct of its business or any activity, work, or thing done, permitted, or suffered by any Tenant Party in or about the Project (including, without limitation, any activity that results in an increase in the premium of any insurance policy or coverage carried by Landlord); (iii) any breach, violation, or nonperformance by any Tenant Party of any term, covenant, or provision of this Lease; (iv) any Tenant Party's actual or alleged violation of, or failure to comply with, any applicable law; (v) any injury or damage to the person, property, or business of any Tenant Party; (vi) the negligence of any Landlord Party (but not the gross negligence or willful misconduct of a Landlord Party); or (vii) any action or proceeding brought on any of the items listed in this sentence. In case any action or proceeding is brought against any Landlord Party by reason of any of the items in the previous sentence, Tenant, on written notice from Landlord, shall defend the Landlord Party at Tenant's expense by counsel approved in writing by the Landlord Party. Landlord shall indemnify, defend, and hold all Tenant Parties harmless from all Damages arising, in whole or in part, from (i) any causes in, on, or about the common areas of the Building and Project; (ii) any Landlord Party's use of the common areas of the Project or the conduct of its business or any activity, work, or thing done, permitted, or suffered by any Landlord Party in or about the common areas of the Project; (iii) any breach, violation, or nonperformance by any Landlord Party of any term, covenant, or provision of this Lease relating to the common areas of the Project; (iv) any Landlord Party's actual or alleged violation of, or failure to comply with, any applicable law; (v) ; or (v) any action or proceeding brought on any of the items listed in this sentence. In case any action or proceeding is brought against any Tenant Party by reason of any of the items in the previous sentence, Landlord, on written notice from Tenant, shall defend the Tenant Party at Landlord's expense by counsel reasonably approved in writing by the Tenant Party.

b.           Waivers. TENANT WAIVES ALL CLAIMS AGAINST LANDLORD PARTIES ACTUALLY OR ALLEGEDLY ARISING FROM DAMAGE TO OR LOSS OF ANY TENANT PARTY'S TANGIBLE PROPERTY. NOTWITHSTANDING ANY PROVISION IN THIS LEASE TO THE CONTRARY, AND AS A MATERIAL PART OF THE CONSIDERATION TO LANDLORD, TENANT, TO THE FULLEST EXTENT PERMITTED BY LAW AND THIS LEASE, ASSUMES ALL RISK OF, WAIVES ITS ENTIRE CLAIM OF RECOVERY FOR, AND RELEASES AND RELIEVES ALL LANDLORD PARTIES FROM RESPONSIBILITY FOR ANY CLAIMS ACTUALLY OR ALLEGEDLY ARISING FROM: (i) TENANT'S INSURABLE INJURIES (AS DEFINED BELOW); (ii) ANY INSURABLE INJURY TO ANY TENANT PARTY NOT CAUSED BY A LANDLORD PARTY; (iii) ANY BUSINESS INTERRUPTION OR TENANT'S LOSS OF USE OF THE PREMISES; OR (iv) ANY LOSS OR DAMAGE TO OR WITHIN THE PROJECT AND/OR THE PREMISES, WHETHER THE LOSS OR DAMAGE IS DUE TO THE NEGLIGENCE OF EITHER OF THE PARTIES TO THIS LEASE, ANY TENANT PARTY OR LANDLORD PARTY, OR ANY OTHER CAUSE. "Insurable Injury" means (i) any loss or damage to the real or personal property of any Landlord Party or Tenant Party located anywhere in the Building and including the Building itself, arising out of or incident to the occurrence of any of the perils that are covered by the property insurance required to be carried under this Lease or by the fire insurance policy, with extended coverage endorsement, in common use in the city in which the Premises are located; (ii) any "personal and advertising injuiy" as defined in the form of liability insurance Tenant is required to maintain under this Lease; or (Hi) any loss or injury to persons that is covered by Workers' Compensation and employer's liability insurance required to be carried by this Lease or by state law. To the extent that the risks waived by the parties are, in fact, covered by insurance, each party shall cause its insurance carriers to consent to waive those risks and to waive all related rights of subrogation against the other party; but no release by an insurance carrier shall be effective unless the insurance policy or policies covering the risks waived by the parties expressly permit this type of release or contain a waiver of the carrier's right to be subrogated. TENANT ACKNOWLEDGES AND AGREES THAT IT IS SOLELY RESPONSIBLE FOR PROVIDING ADEQUATE SECURITY FOR THE PREMISES, AND FOR TENANT PARTIES' USE OF THE PROJECT AND THE COMMON AREAS OF THE PROJECT. LANDLORD HAS NO RESPONSIBILITY TO PREVENT, AND SHALL NOT BE LIABLE TO ANY TENANT PARTY FOR, LOSSES DUE TO THEFT, BURGLARY, OR OTHER CRIMINAL ACTIVITY, OR FOR DAMAGES OR INJURIES TO PERSONS OR PROPERTY RESULTING FROM PERSONS GAINING ACCESS TO THE PREMISES OR THE PROJECT, AND TENANT RELEASES ALL LANDLORD PARTIES FROM ALL LIABILITIES FOR THESE LOSSES, DAMAGES, OR INJURIES, REGARDLESS OF THEIR CAUSE. IF ANY PART OF THIS LEASE CONFLICTS WITH THE PREVIOUS TWO (2) SENTENCES, THEN THE PREVIOUS TWO SENTENCES SHALL PREVAIL.

c.           Scope of Indemnities and Waivers. ALL INDEMNITIES, WAIVERS, AND OBLIGATIONS TO DEFEND IN THIS LEASE: (i) SHALL BE ENFORCED TO THE FULLEST EXTENT PERMITI ED BY LAW FOR THE BENEFICIARY'S BENEFIT, REGARDLESS OF ANY EXTRAORDINARY SHIFTING OF RISK, AND EVEN IF THE CLAIM IS CAUSED BY THE ACTIVE OR PASSIVE SOLE, JOINT, CONCURRENT, OR COMPARATIVE NEGLIGENCE OR TORT OF A LANDLORD PARTY, OR LIABILITY WITHOUT FAULT OR STRICT LIABILITY IS IMPOSED ON, OR ALLEGED AGAINST, THAT LANDLORD PARTY, BUT NOT TO THE EXTENT THAT A COURT OF COMPETENT JURISDICTION'S FINAL AND UNAPPEALABLE JUDGMENT FINDS THAT THE LANDLORD PARTY'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT CAUSED THE CLAIM; (fi) ARE INDEPENDENT OF, AND SHALL NOT BE LIMITED BY, EACH OTHER OR ANY INSURANCE OBLIGATIONS IN THIS LEASE (WHETHER OR NOT COMPLIED WITH); AND (iii) SHALL SURVIVE THE EXPIRATION OR TERMINATION OF THIS LEASE UNTIL ALL CLAIMS AGAINST A LANDLORD OR TENANT PARTY ARE TIME-BARRED UNDER APPLICABLE LAW. IT IS THE EXPRESS INTENTION OF BOTH LANDLORD AND TENANT THAT EACH PARTY'S OBLIGATION TO INDEMNIFY,

DEFEND, AND HOLD HARMLESS AN INDEMNIFIED PARTY PURSUANT TO THIS SECTION 18 SHALL APPLY TO LOSS, DAMAGE, AND INJURY CAUSED BY THE NEGLIGENCE (WHEN CONTRIBUTORY) OF SUCH INDEMNIFIED PARTY (BUT NOT THE SOLE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PARTY). LANDLORD AND TENANT EACH EXECUTED THIS LEASE IN MATERIAL RELIANCE ON THE INCLUSION OF EACH INDEMNITY AND WAIVER IN THIS LEASE, INCLUDING ANY EXTRAORDINARY SHIFTING OF RISK.

d.          Landlord's Reliance. In reliance on Tenant's indemnities and waivers in this Lease, and on Tenant's agreement to obtain and maintain in force the insurance coverages required by this Lease, Landlord shall not carry primary insurance for Tenant's Insurable Injuries. Tenant acknowledges that: (i) if Landlord had been required to carry primary insurance for the risks allocated to Tenant, then the Base Rent would have been higher; (ii) Tenant is not relying on Landlord or Landlord's insurance, but is instead relying on: (a) Tenant's insurance policies and any additional insurance Tenant may elect to carry for claims covered by Tenant's insurance, (b) Tenant's own funds for any deductibles, self-insured retentions, or losses exceeding Tenant's insurance coverages, and (c) third parties (other than Landlord Parties) for any claims or liabilities arising from acts or omissions of those third parties. Tenant's failure to take out or maintain any insurance policy or coverage required under this Lease or to self-insure (if permitted by Landlord) shall be a defense to any claim asserted by any Tenant Party against Landlord by reason of any loss sustained by that Tenant Party that would have been covered by the required policy.

19.           ASSIGNMENT AND SUBLETTING.

a.           Landlord's Consent. Without the express prior written consent of Landlord, which Landlord shall not unreasonably withhold, Tenant shall not (i) directly or indirectly, voluntarily or by operation of law, sell, assign, encumber, pledge, or otherwise transfer or hypothecate all or part of its interest in or rights with respect to the Premises or this Lease (collectively, enter an "Assignment"); (H) sublet all or any portion of the Premises (enter a "Sublease"); or (iii) grant any license, concession, or other right of occupancy of all or any portion of the Premises (each of the events listed in this sentence is a "Transfer"). Landlord's withholding of consent to a proposed Transfer shall be reasonable if (i) an Event of Default under this Lease has occurred and has not yet been cured; (ii) the business to be conducted in the Transfer Space (as defined below) by the proposed assignee, subtenant, or transferee (each a "Transferee") would be incompatible with the character of the Building (i.e., if the Transferee intended to run a clothing store in the Building, that retail use would be incompatible with the character of the Building, since the Building is an office building); (Hi) the proposed assignee's net worth as of the delivery of the Transfer Request (as defined below) is not equal to or greater than Tenant's net worth as of the Effective Date of the Lease; or (iv) the proposed sublessee is (a) an existing tenant of another space in the Building, (b) a prospective tenant that, within the six (6) months before the delivery of the Transfer Request, received a letter of intent from Landlord or a broker engaged by Landlord for a proposed lease of any space in the Building.

b.           Transfer Request. Except for an Allowed Transfer, if Tenant desires to make a Transfer, then Tenant shall give a written request to Landlord of its intention to do so (the "Transfer Request"), containing (i) the name of the proposed Transferee; (fi) the nature of the proposed Transferee's business to be carried on in the Premises; (iii) the material terms of the proposed Transfer, including, without limitation, the commencement and expiration dates of the proposed Transfer and the base rent, additional rent, and rent adjustments and other charges payable under the relevant Assignment, Sublease, or other Transfer instrument (collectively, the "Transfer Rent"); (iv) the portion of the Premises proposed to be transferred (the "Transfer Space"); (v) the most recent audited financial statements or other evidence of the proposed Transferee's assets, liabilities, net cash flow, operating history, and other evidence Landlord may reasonably request to evaluate the financial capacity of the proposed Transferee to perform its obligations; and (vi) the identity and contact information of the proposed Transferee's business affiliates and prior landlords, and any other evidence Landlord may reasonably request to evaluate the proposed Transferee's quality and reliability. Further, any Transfer Request for a Sublease must be delivered to Landlord at least forty-five (45) days prior to the proposed commencement date of the Sublease. Within thirty (30) days after Landlord's receipt of the Transfer Request, Landlord shall, by written notice to Tenant, elect, in its sole discretion, to (i) terminate this Lease as to the Transfer Space, with a proportionate reduction in Base Rent and Tenant's Proportionate Share of Operating Costs, effective on a date not earlier than thirty (30) days nor later than sixty (60) days after Landlord's notice; (ii) consent to the Transfer; or (iii) disapprove the Transfer. Landlord's failure to make this election within thirty (30) days after Landlord's receipt of the Transfer Request shall be deemed to be Landlord's disapproval of the proposed Transfer. If Landlord terminates the Lease as to the Transfer Space, then the Lease shall cease for the Transfer Space, and Tenant shall pay to Landlord all Rent relating to the Transfer Space accrued through the effective date of the termination. After the termination, Landlord may lease the Transfer Space to the prospective Transferee (or to any other person) without liability to Tenant. Tenant shall reimburse Landlord, within ten (10) days after Tenant's receipt of an invoice, for any costs that Landlord may incur in connection with any proposed Transfer, including, without limitation, Landlord's reasonable attorneys' fees, the costs of investigating the acceptability of any proposed Transferee, and a Two Hundred Fifty and No/100 Dollar ($250.00) administrative fee.

c.Permitted Transfers. If Landlord consents to any Transfer as set forth in Section 19.b, then:

(1) Tenant may, within thirty (30) days after Landlord's consent, enter into the Transfer, but only with the Transferee and on the same terms as set forth in the Transfer Request, and Tenant shall promptly send to Landlord a copy of the fully executed documents effectuating the Transfer;

(2) In the case of a Sublease, Tenant shall pay to Landlord monthly, together with monthly installments of Rent under this Lease, fifty percent (50%) of any sums payable to Tenant in connection with the Sublease in excess of the proportionate amount (on a rentable square footage basis) of Base Rent payable by Tenant under this Lease for the space covered by the Sublease, after deducting all sublease costs such as commissions, Landlord approvals, required improvements, architect and attorney fees and other reasonable costs;

(3) In the case of an Assignment, Tenant shall pay to Landlord, within ten (10) days of receipt, any transfer or assignment fee, purchase price, or other consideration received by Tenant in connection with the Assignment attributable to the value of this Lease, and if Tenant fails to pay that sum when due, then Landlord may contact the Transferee and require the Transferee to make all payments due under the Assignment directly to Landlord;

(4) Any Transfer shall be subject to all of the provisions of this Lease, and Landlord's consent to any Transfer shall not be construed as a consent to any terms of the Transfer that conflict with any of the provisions of this Lease except to the extent that Landlord specifically agrees in writing to be bound by the conflicting terms;

(5) No Transferee shall have the right to exercise any right or option under this Lease, if any, to lease additional space, extend the Term, or terminate this Lease;

(6) Landlord's consent to any Transfer shall not waive its rights, and it shall not estop Landlord from exercising its rights, with respect to any other actual or proposed Transfer, and Landlord's consent to any Transfer shall not relieve Tenant or any Guarantor of Tenant, if any, as named in Paragraph 17 of the Basic Lease Information (a "Guarantor") of any liability to Landlord under this Lease or otherwise; and

(7) If, after a permitted Transfer, Tenant and the Transferee submit to Landlord a Transfer Request to enter a Sublease of the Transfer Space in which Tenant would be the sublessee, Landlord shall have the right to terminate this Lease as to the Transfer Space.

(8) Except if Landlord exercises its right to terminate this Lease as to the proportion of the Transfer Space, Tenant shall pay the costs of any demising walls or other improvements necessitated by a Transfer.

d.            Continuing Liability. Tenant shall not be relieved of any obligation to be performed by Tenant under this Lease, including the obligation to obtain Landlord's consent to any other Transfer, regardless of whether Landlord consented to any Transfer. Any Transfer that fails to comply with this Section 19 shall be void and, at the option of Landlord, shall constitute an Event of Default (as defined in this Lease) by Tenant under this Lease. The acceptance of Transfer Rent or other sums by Landlord from a proposed Transferee shall not constitute Landlord's consent to a noncompliant Transfer.

e.            Assumption and Attornment by Transferees.

(1) Each Transferee under an Assignment shall assume all obligations of Tenant under this Lease and shall be and remain liable jointly and severally with Tenant for the payment of Rent, and for the performance of all other provisions of this Lease. No Assignment shall be binding on Landlord unless Landlord receives a counterpart of the Assignment and an instrument in recordable form that contains a covenant of assumption by the Transferee reasonably satisfactory in substance and form to Landlord and consistent with the requirements of this Section 19, but the failure of the Transferee to execute that instrument shall not release the Transferee from its liability as set forth above.

(2) Each Transfer by Tenant other than an Assignment shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and each Transferee, other than Landlord, shall be subject to this Lease. By entering into a Sublease, each subtenant is deemed to have agreed that in the event of termination, re-entry, or dispossession by Landlord under this Lease, Landlord may, at its option, take over all of the right, title, and interest of Tenant, as sublandlord, under the Sublease, and the subtenant shall, at Landlord's option, attorn to Landlord pursuant to the then executory provisions of the Sublease, except that Landlord shall not be (i) liable for any previous act or omission of Tenant under the Sublease; (ii) subject to any counterclaim, offset, or defense that the subtenant might have against Tenant; (iii) bound by any previous modification of the Sublease not approved by Landlord in writing or by any Transfer Rent, including, without limitation, additional rent or advance rent that the subtenant might have paid for more than the current month to Tenant, and all prepaid Transfer Rent shall remain due and owing to Landlord, including the amount of the advance payment; (iv) bound by any security or advance rental deposit made by the subtenant that is not delivered or paid over to Landlord and with respect to which the subtenant shall look solely to Tenant for refund or reimbursement; or (v) obligated to perform any work in the subleased space or to prepare it for occupancy, and in connection with the attonunent, the subtenant shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm the attonunent.

(3) Each Transferee shall be deemed, automatically on and as a condition of its accepting an Assignment or occupying or using the Premises or any part of the Premises, to have agreed to be bound by the terms and conditions set forth in this Section 19.e. The provisions of this Section 19.e are self-operative, and no further instrument is required to give effect to these provisions.

f.            Unauthorized Transfers. Any Transfer in violation of this Section 19 is void and, at the option of Landlord, shall constitute an Event of Default under this Lease. The acceptance of any Transfer Rent by Landlord from a purported Transferee shall not constitute a waiver by Landlord of the provisions of this Section 19.

g.            Default. If an Event of Default (as defined in this Lease) occurs while the Premises or any part of the Premises is subject to a Transfer, then Landlord, in addition to its other remedies, may collect directly from the Transferee all Transfer Rent becoming due to Tenant and apply the Transfer Rent against the Rent. Tenant authorizes its Transferees to make payments of Transfer Rent directly to Landlord on receipt of notice from Landlord to do so following the occurrence of an Event of Default under this Lease.

h.            Change in Control. Notwithstanding anything to the contrary contained in this section, the following constitutes Allowed Transfers, which do not require any notice or consent of Landlord (i) a transfer of the Lease to an entity which is the parent of Tenant, subsidiary of Tenant, affiliate of Tenant, or shall directly or indirectly control, be controlled by, or be under common control with, Tenant; (ii) any subsequent sale of ownership interest or issuance of new ownership interests, directly or indirectly, in Tenant; and (iii) a transaction in which any entity succeeds to all or substantially all of the assets of Tenant whether by merger, consolidation, sale or otherwise provided such successor entity assumes in full the obligations of Tenant under this Lease; provided, however, that (A) Tenant shall remain liable for the performance of all covenants, duties and obligations under the Lease, irrespective of any such assignment, and (B) the use of the Premises by the assignee shall conform with the uses permitted by this Lease. Tenant shall notify Landlord, in writing, of any such Allowed Transfer within fifteen (15) days after its occurrence and shall provide Landlord with all such reasonable information as Landlord may request reasonably regarding the identity and status of such assignee. As used in this Section 19, the term "Tenant" shall also mean any Guarantor that has guaranteed Tenant's obligations under this Lease or any entity that directly or indirectly owns a majority of the voting stock of or partnership, limited liability company, or other beneficial interests in Tenant, and the Transfer provisions in this Section 19 are applicable to any sales or transfers of the stock or partnership, limited liability company, or other beneficial interests of that Guarantor or majority owner.

20.           SUBORDINATION.

a.           Tenant agrees that this Lease is and shall be subordinate to any mortgage, deed of trust, or other security interest (collectively, "Prior Liens"), or ground lease, underlying lease, easement, agreement, encumbrance, or any other instrument affecting title of record (collectively with Prior Liens, "Encumbrances") that is now, or that may be in the future, placed on all or part of the Project, and all renewals, replacements, and extensions of Encumbrances. If any Prior Lien holder wishes to have this Lease prior to its Prior Lien, then, on the Prior Lien holder's notifying Tenant to that effect, this Lease shall be deemed prior to the Prior Lien. If any ground lease or underlying lease terminates for any reason or any Prior Lien is foreclosed or a conveyance in lieu of foreclosure on the Prior Lien is made for any reason, then: (i) Tenant shall attom to and become the tenant of the successor in interest to Landlord; (ii) Tenant shall look solely to the successor in interest as the landlord under this Lease; (iii) Landlord shall be released from all of its liabilities and obligations under this Lease; and (iv) Tenant's remedies for any breach of this Lease shall be solely against the successor in interest. Within five (5) days of presentation including any nondisturbance agreement in favor of Tenant and this Lease, Tenant shall execute any documents that any Prior Lien or Encumbrance holder may require to effectuate the provisions of this

Section 20, or that may be required by Landlord or any third party to evidence the Lease's subordination. If a Prior Lien holder has given Tenant written notice of its interest in this Lease, Tenant may not exercise any remedies for default by Landlord under this Lease unless and until the Prior Lien holder has received written notice of Landlord's default and a reasonable time (not less than thirty (30) days) after the Prior Lien holder's receipt of the notice has elapsed without the default having been cured.

b. The parties to this Lease are bound by all Encumbrances that now or later may affect the Project, and Landlord is not liable to Tenant for any Damages resulting from any action taken by a holder of an interest in the Project pursuant to the rights of that holder under the interest in the Project.

c. If a Prior Lien holder has given Tenant written notice of its interest in this Lease, Tenant may not exercise any remedies for default by Landlord under this Lease unless and until the Prior Lien holder has received written notice of Landlord's default and a reasonable time (not less than thirty (30) days) after the Prior Lien holder's receipt of the notice has elapsed without the default having been cured.

21. ESTOPPEL CERTIFICATE. Tenant shall, on ten (10) business days' prior request by Landlord, execute, acknowledge, and deliver to Landlord a recordable statement in writing executed by Tenant, substantially in the form of Exhibit D, attached to this Lease (an "Estoppel Certificate"), certifying, among other things: (i) the date of this Lease; (ii) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified, and setting forth these modifications); (iii) the date to which the Rent has been paid; (iv) either (a) that, to the knowledge of Tenant, no default exists under the Lease on the part of Landlord or Tenant or (b) that certain defaults allegedly exist under the Lease (in which case the Estoppel Certificate shall also specify each alleged default of which Tenant may have knowledge); (v) that there are no claims against Landlord under this Lease nor any defenses or rights of offset against collection of Rent or other charges due under this Lease; and (vi) any other matters that may be reasonably requested by Landlord. The parties agree and intend that any Estoppel Certificate executed by Tenant may be relied on by any prospective purchaser or mortgagee of the Building. Tenant's failure to execute and deliver any requested Estoppel Certificate within ten (10) business days of the request shall be deemed to be an acknowledgment by Tenant of the truth and accuracy of the requested statements to be included in the Estoppel Certificate.

22. SERVICES.

a. Landlord shall use reasonable efforts to: (i) maintain the public and common areas of the Project, such as lobbies, stairs, corridors, and restrooms, in good order and condition except for damage occasioned by the acts of Tenant, which shall be repaired at Tenant's sole cost and expense; (ii) furnish the Premises with electricity for lighting and operation of office machines that do not require more than one hundred ten (110) volts and whose electrical energy consumption does not exceed normal office usage, as reasonably determined by Landlord; (iii) furnish the Premises with noimal office HVAC, at temperatures and in amounts that are standard for comparable buildings in the vicinity of the Building; and (iv) provide reasonable, nonexclusive elevator service for ingress and egress to the floor on which the Premises are located, all during Normal Business Hours (as specified in Paragraph 22 of the Basic Lease Information) and all as reasonably determined by Landlord. Landlord shall also use reasonable efforts to provide lighting replacement for Landlord-furnished lighting, toilet room supplies, window washing with reasonable frequency, and customary janitorial service, as reasonably determined by Landlord.

b. Landlord is not required to furnish electrical current for equipment that requires more than one hundred ten (110) volts or other equipment whose electrical energy consumption exceeds normal office usage. If Tenant's requirements for or consumption of electricity exceeds the electricity to be provided by Landlord as described in Section 22.a, then Landlord shall, at Tenant's expense, make reasonable efforts to supply the excess electricity through the then-existing feeders and risers serving the

Building and the Premises, and Tenant shall pay to Landlord the cost of supplying the additional electricity within thirty (30) days after Landlord has delivered to Tenant an invoice for supplying the additional electricity. Landlord may determine the amount of Tenant's additional consumption and potential consumption by any verifiable method, including, without limitation, installation of a separate meter in the Premises installed, maintained, and read by Landlord, at Tenant's expense. Tenant shall not install any electrical equipment requiring special wiring or requiring voltage in excess of one hundred ten (110) volts unless approved in advance by Landlord, which approval shall not be unreasonably withheld. Tenant shall not install any electrical equipment requiring voltage in excess of the Building's capacity unless approved in advance by Landlord, which approval may be withheld in Landlord's sole discretion. The use of electricity in the Premises shall not exceed the capacity of existing feeders and risers to or wiring in the Premises. Any risers or wiring required to meet Tenant's excess electrical requirements shall, on Tenant's written request, be installed by Landlord, at Tenant's expense, if, in Landlord's judgment, the risers or wiling is necessary and shall not (i) cause permanent damage to the Building or the Premises, (ii) cause or create a dangerous or hazardous condition, (iii) entail excessive or unreasonable Alterations, repairs, or expenses, or (iv) interfere with or disturb other tenants of the Building.

c. Special HVAC beyond normal office HVAC, such as for any computer centers, and after-hours HVAC shall be provided by Landlord at Tenant's expense, provided that Tenant delivers a written request to Landlord for this HVAC before 1:00 p.m. on the preceding business day. Landlord is entitled to determine, on one or more occasions, the cost of supplying special or after-hours HVAC, and Tenant must pay that cost, plus an administrative fee of fifteen percent (15%) of that cost, as Rent. Further, if Tenant uses any equipment or machinery in the Premises that affects the temperature otherwise maintained by the central HVAC system, then Landlord shall have the right, in its sole discretion, to install supplemental HVAC units in the Premises, and the cost of the installation and the HVAC units, plus an administrative fee of five percent (5%) of this cost, shall be paid by Tenant to Landlord on demand. The costs incurred by Landlord in providing special or after-hours HVAC service or supplemental HVAC units to Tenant shall include, but not be limited to, costs of electricity, water, sewage, water treatment, labor, metering, filtering, installation, operation, and maintenance reasonably allocated by Landlord to providing the service or units.

d. Before the commencement of any Premises Alterations to be carried out by, for, or on behalf of Tenant, if any, Landlord shall have the right to install separate meters for any utility services to the Premises, and these meters shall be installed, maintained, and read by Landlord, at Tenant's expense.

e. Landlord shall use reasonable commercial diligence to restore any intenupted service this Lease requires Landlord to provide, and Landlord shall use commercially reasonable diligence to minimize any service disruptions due to scheduled maintenance, repairs, inspections, and tests. However, Landlord is not liable to Tenant for any loss or damage caused by or resulting from any variation, interruption, or failure of any service due to any cause whatsoever, and no temporary interruption or failure of any service incident to the making of repairs, Alterations, or improvements due to accident or strike or conditions or events not under Landlord's control shall (i) be deemed an eviction of Tenant, (ii) relieve Tenant from any of Tenant's obligations under this Lease, or (iii) entitle Tenant to any set-off, abatement, recoupment, or other reduction in any component of Rent. As Tenant's sole and exclusive claim and remedy for the interruption of a service that this Lease requires Landlord to provide, and subject to the limitations on Landlord's liability in the previous sentence, Tenant shall be entitled to an equitable diminution of Base Rent during and to the extent that Tenant's use of or access to the Premises (and common areas of the Project essential to Tenant's use of or access to the Premises) is prevented or materially iinpaired, if a court of competent jurisdiction finds in a final, unappealable judgment that Landlord's gross negligence or willful misconduct caused the service interruption, and that the service interruption prevented or impaired Tenant's use of the Premises for more than five (5) consecutive business days. TO THE FULLEST EXTENT ALLOWED BY APPLICABLE LAW, TENANT WAIVES ALL OTHER CLAIMS AGAINST LANDLORD PARTIES ARISING FROM INTERRUPTION OF ANY UTILITY SERVICE, ELECTRICAL SERVICE, OR ANY OTHER SERVICE FURNISHED BY LANDLORD.

f. If Tenant wishes to contract with any communications provider other than those currently servicing the Building, then Tenant's provider must enter into a written agreement with Landlord setting forth the terms and conditions of the access and lights to be granted to the provider. Landlord thither reserves the right, in its sole and absolute discretion, to determine which telecommunications and media service providers shall have access to the Building. Landlord makes no warranty as to the quality, continuity, or availability of the telecommunications services in the Building, and Tenant waives any claim against Landlord for any Damages (including Damages for loss of business) if Tenant's telecommunications services in any way are interrupted, damaged, or rendered less effective. Unless Landlord otherwise requests or consents in writing, Tenant's telecommunications equipment must be located in the Premises and the telephone closet(s) on the floor(s) on which the Premises are located. Landlord, on reasonable prior notice to Tenant, shall be entitled to interrupt or turn off telecommunications facilities for any emergency, to repair the Building, or to install telecommunications or other equipment for the Building's other occupants or users.

g. Landlord shall be entitled to, on one or more occasions, select and change any provider of services described in this Section 22 (a "Service Provider") though Tenant will be permitted to keep any existing and prior-approved Service Provider if necessitated by its technology or business.

h. Tenant shall cooperate with Landlord and any Service Provider at all times, and Tenant shall allow any Landlord Party or any Service Provider reasonable access to the Building's electric lines, cables, feeders, risers, wiring, electrical panels, and any other equipment or machinery within, or accessed from, the Premises.

i. Landlord is not obligated to furnish any services or utilities other than as set forth in this Section 22. If Landlord elects to furnish additional services or utilities, then Tenant shall pay Landlord, on demand, the costs of the additional services or utilities, or Tenant's pro rata share of these costs, as determined by Landlord.

j. Unless expressly provided othenvise in this Lease or paid for separately by Tenant, the cost of furnishing all utilities and services to Tenant shall be included as part of Operating Costs. If Tenant fails to timely pay for any utilities or services provided by Landlord under this Lease that are not included in Operating Costs, then Landlord shall have the right, without any notice to Tenant and in addition to Landlord's other rights and remedies under this Lease, to discontinue any or all of these utilities or services.

23.          SIGNS AND ADVERTISING. Landlord shall provide Tenant with Building standard signage (pursuant to the Building standard for signage that is established on one or more occasions by Landlord) on the Building directory in the lobby of the Building (the provision of this signage is included in Operating Costs) and on one-half of one of the bottom-most panel of the monument sign. Tenant shall not erect or install or otherwise utilize signs, lights, symbols, canopies, awnings, window coverings, or other advertising or decorative matter (collectively, "Signs") on the windows, walls, and exterior doors or othenvise visible from the exterior of the Premises without first (i) submitting its plans to Landlord and obtaining Landlord's written approval of the plans and (ii) obtaining any required approval of any applicable governmental authority. All Signs approved by Landlord shall be professionally designed and constructed in a first-class workmanlike manner, and installed and maintained by Tenant in a first-class manner, including the electrical hookup, if any, of the Signs, all at Tenant's sole expense. Landlord has the right to promulgate on one or more occasions additional reasonable rules, regulations, and policies relating to the style and type of Signs that may be used by any occupant, including Tenant, in the Building, and may change or amend these rules and regulations on one or more occasions as in its discretion it deems advisable. Tenant agrees to abide by these rules, regulations, and policies. At the expiration or earlier termination of this Lease, all Signs attached to or painted by Tenant on the Premises, whether on the exterior or interior of the Premises, shall be removed by Tenant at its own expense, and Tenant shall repair any damage or injury to the Premises, and correct any unsightly condition, caused by the maintenance and removal of the Signs.

24. RULES AND REGULATIONS. Tenant agrees to observe and be bound by the Rules and Regulations applicable to the Project, a copy of which is attached to this Lease as Exhibit E (the "Rules and Regulations"). Landlord reserves the right to amend the Rules and Regulations as Landlord in its judgment may on one or more occasions deem to be necessary or desirable for the safety, care, and cleanliness of the Project and the preservation of good order in the Project, and Tenant agrees to comply with the Rules and Regulations. However, Landlord has no liability to Tenant for the noncompliance by other tenants and occupants of the Project with the Rules and Regulations. Further, Landlord will consistently apply the Rules and Regulations to all tenants in the Project but may waive any one or more of the Rules and Regulations for the benefit of any particular lessee, if such waiver does not impact Tenant's business, but no waiver by Landlord of one or more of the Rules and Regulations for the benefit of any particular lessee shall be construed as a waiver of those Rules and Regulations in favor of any other lessee, nor shall it prevent Landlord from subsequently enforcing any of those Rules and Regulations against any or all of the other lessees of the Building. To the extent the Rules and Regulations conflict with this Lease, this Lease shall control. Tenant's breach of any of the Rules and Regulations, at Landlord's option, may constitute an Event of Default (as defined in this Lease).

25. PARKING. Subject to the rules and regulations of the city in which the Premises are located, Tenant have the right to the unreserved Parking Spaces specified in Paragraph 20 of the Basic Lease Information free of any charge during the Term of the Lease, and otherwise subject to the Rules and Regulations applicable to the parking areas, including, without limitation, hours of operation and the prohibition on parking in reserved spaces, if any, assigned to persons other than Tenant. Landlord shall be entitled to impose fines of up to Twenty-Five and No/100 Dollars ($25.00) on Tenant for each violation of Landlord's parking Rules and Regulations or the unauthorized use of parking areas by any Tenant Party.

26. TIME. Time is of the essence in each and every provision regarding Tenant's performance under this Lease.

27. QUIET ENJOYMENT. So long as Tenant pays the Rent and performs the covenants and obligations contained in this Lease, Tenant shall hold and enjoy the Premises peaceably and quietly, subject to the provisions of this Lease. This covenant is in lieu of any other covenant, express or implied.

28. DEFAULTS AND REMEDIES.

a.           Tenant Defaults. The occurrence of any one or more of the following events shall constitute a default under this Lease by Tenant (each an "Event of Default"):

(1) Tenant fails to make any payment of Rent as and when required to be made by Tenant under this Lease within fifteen (15) days after the day on which the Rent is due.

(2) Any of the following occur: (i) the making by Tenant or any Guarantor of any general assignment for the benefit of creditors; (ii) the filing by or against Tenant or any

Guarantor of a petition (a) to have Tenant adjudged bankrupt, (b) for reorganization or arrangement under any present or future law or regulation relating to bankruptcy, or (c) in any proceeding for an assignment for the benefit of creditors, unless the petition is dismissed, discharged, or denied within thirty (30) days; (iii) the appointment of a trustee, receiver, or liquidator to take possession of (a) substantially all of Tenant's assets located at the Premises, (b) substantially all of Tenant's assets, (c) Tenant's or any Guarantor's interest in this Lease, or (d) substantially all of any Guarantor's assets, where the trustee, receiver, or liquidator is not discharged within thirty (30) days of appointment; (iv) the attachment, execution, or other judicial seizure of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease, where the seizure is not discharged within thirty (30) days; (v) Tenant's or any Guarantor's becoming insolvent; (vi) a transfer by Tenant or any Guarantor made in fraud of creditors; or (vii) the written admission by Tenant or any Guarantor of its inability to pay its debts as they become due.

(3) Tenant, its bankruptcy trustee, or any entity authorized by court order to act on behalf of Tenant rejects this Lease under 11 U.S.C. § 365(a) or any other provision of Title 11 of the United States Code, or this Lease is deemed rejected by operation of law under 11 U.S.C. § 365(d)(4). Any rejection of this Lease described in the previous sentence shall terminate this Lease, without notice of any kind to Tenant, effective on the later of: (i) the date Tenant vacates the Premises following the rejection; (ii) the date the bankruptcy court with jurisdiction over Tenant's bankruptcy case enters an order on its docket authorizing Tenant to reject this Lease; or (iii) the date this Lease is deemed rejected under 11 U.S.C. § 365(d)(4).

(4) Any of the following occur: liquidation, termination, dissolution, or forfeiture of right to do business.

(5) At any time before the Commencement Date, a material adverse change occurs in the business, assets, liabilities, financial condition, net worth, results of operations, or business prospects of Tenant or in the ability of Tenant to perform any material obligations under this Lease, whether resulting from any single act, omission, situation, event, or undertaking, or several acts, omissions, situations, events, or undertakings.

(6) Tenant fails to take possession of and occupy the Premises within thirty (30) days of the Commencement Date.

(7) Tenant removes or prepares for removal (other than in the normal course of business) all or substantially all of Tenant's Personal Property from the Premises without Landlord's prior written consent.

(8) Any Tenant Party uses the Premises in violation of Section 8 above for more than two (2) business days after notice of the violation from Landlord.

(9) Tenant fails to procure and maintain, and to deliver to Landlord evidence of, the insurance policies and coverages as required by Section 16 above.

(10) Any Tenant Party performs any act that causes the rate of insurance on the Building or its contents to increase.

(11) Tenant fails to execute and deliver an attomment agreement as required by Section 19.e, an Estoppel Certificate as required by Section 21, or a guaranty as required by Section 43 within the required time periods.

(12) Tenant does or permits to be done anything that creates a lien on the Premises or the Project, if the lien is not removed or discharged within ten (10) days after it is filed.

(13) Any Tenant Party fails to cease any conduct on or about the Project, or Tenant fails to eliminate any condition in the Premises caused in whole or in part by a Tenant Party, that poses a danger to person or property within twelve (12) hours of receipt of written notice from Landlord requesting cessation of the conduct or elimination of the condition.

(14) The occurrence of any other event that is designated by this Lease as an "Event of Default."

(15) Any Tenant Party fails to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in Sections 28.a(1) through 28.a(14) above, where this failure continues for more than thirty (30) days after Landlord delivers written notice of the failure. If the nature of Tenant's default (other than a default specified in Section 28.a(1) through Section 28.a(14) above) is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if (i) Tenant begins the cure within thirty (30) days after Landlord delivers written notice of the default and diligently prosecutes the cure to completion, and (ii) completion of the cure occurs not later than sixty (60) days from the date on which Landlord delivers the notice of default.

(16) Tenant fails to comply with any teim of this Lease more than twice during any consecutive twelve (12)-month period, which shall constitute an independent Event of Default.

b.            Notice and Cure Periods. Unless otherwise established in this Lease or required by applicable law, no notices or notice periods are required for an event to constitute an Event of Default, nor is Tenant entitled to any cure periods after an Event of Default. Further, any notice or cure periods provided in this Lease are in lieu of, and not in addition to, any notice or cure periods required under applicable law, including, but not limited to, notice requirements regarding unlawful detainer actions.

c.            Landlord Remedies. If an Event of Default exists, then, in addition to any other remedies available to Landlord at law or in equity, Landlord may exercise any or all of the following rights and remedies (and use by Landlord of one or more of the following remedies shall not preclude Landlord from simultaneously or later utilizing any one or more of these remedies), using lawful force if necessary or appropriate, and without notice or demand beyond any notice or demand required by this Lease or applicable law:

(1) Landlord shall have the right, on or at any time after the occurrence of the Event of Default, to terminate this Lease and Tenant's right to possession of the Premises, in which event Tenant shall immediately suirender the Premises to Landlord, and if Tenant fails to do so, then Landlord may, without prejudice to any other remedy that it may have for possession or arrearages in Rent, and pursuant to Section 28.d below, enter on and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any pat t of the Premises. Tenant shall pay to Landlord on demand the amount of all Damages that Landlord may suffer or incur by reason of the termination, whether due to inability to re-let the Premises on satisfactory terms or othenvise.

(2) Landlord may terminate Tenant's right to occupy all or any part of the Premises, without terminating this Lease and with or without re-entering or repossessing the Premises. Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to dispossess or exclude Tenant from the Premises shall be deemed to be taken under this Section 28.c(2).

(3) Landlord shall have the right to continue this Lease in effect and to enforce all of its rights and remedies under this Lease, including the right to recover Rent as it becomes due, for so long as Landlord does not terminate Tenant's right to possession. Acts of maintenance or preservation, efforts to re-let the Premises, or the appointment of a receiver on Landlord's initiative to protect its interest under this Lease shall not constitute a termination of Tenant's right to possession.

(4) Landlord may charge Interest on any amount not paid when due from the due date through the date of its payment.

(5) At any time after any expiration or termination of this Lease or repossession of all or any part of the Premises by reason of the occurrence of an Event of Default, Landlord shall have the right to recover from Tenant, and Tenant shall pay to Landlord on demand, as and for liquidated and agreed final damages (and not as penalty or forfeiture) for Tenant's default a lump sum payment equal to: (i) the worth at the time of the recovery of all unpaid Rent due as of the date of termination, calculated using an interest factor equal to the rate specified in Section 5.b for Interest; (ii) the total Rent that, in Landlord's reasonable determination, Tenant would have been required to pay for the remainder of the Term, discounted to present value at a per annum rate equal to the "Prime Rate" as published on the date this Lease is terminated by The Wall Street Journal, Southwest Edition, in its listing of "Money Rates" plus two percent (2%), subject to any obligation Landlord may have under applicable law to mitigate damages; (iii) all of Landlord's costs and expenses (including, without limitation, Landlord's pro-rata (calculated on the remaining Lease Tenn as the numerator and the new tenant's lease term being the denominator) repossession costs, marketing expenses, brokerage commissions, legal expenses, attorneys' fees, employee expenses, repairs, costs of Alterations, and expenses of preparation for re-letting (including any cleaning or redecorating of the Premises)) incurred in connection with or related to Tenant's failure to perform its obligations under the Lease; and (iv) any other amount necessary to compensate Landlord for the detriment proximately caused by Tenant's failure to perform its obligations under the Lease. If any applicable law validly limits the amount of liquidated final damages to less than the amount agreed on in the previous sentence, then Landlord shall be entitled to the maximum amount allowable under that applicable law. If an Event of Default occurs before the expiration of the Initial Tenn, then Landlord shall also have the right to recover the amortized remaining amount of the Tenant Improvement Allowance (as set forth in Paragraph 15 of the Basic Lease Information), if any, and the amortized remaining free Rent granted by Landlord. The parties agree that this is a reasonable estimate of Landlord's Damages for an Event of Default given the uncertainty of future market rental, repair, and other rates and of the duration of any vacancy but not a limitation on Landlord's right to recover Rent or other Damages not caused by Tenant's nonpayment of Rent.

(6) Landlord shall have the right to take steps necessary or appropriate to have a receiver appointed for Tenant in order to take possession of the Premises and apply any Rent or other Damages collected and exercise all other rights and remedies granted to Landlord.

(7) Landlord may apply the Security Deposit in any manner permitted by this Lease, and Landlord may increase the amount of the Security Deposit.

(8) Landlord may, to the extent permitted by applicable law, withhold or suspend any service that Landlord would otherwise be required to provide, and Landlord may withhold or suspend any payment that this Lease would otherwise require Landlord to make to any Tenant Party or any third party. Landlord shall not be liable for any claim for Damages arising from this withholding or suspension.

(9)           In addition to the other remedies provided in this Lease, Landlord is entitled, to the extent permitted by law, to (i) injunctive relief, including, without limitation, eviction, in case of the violation, or attempted or threatened violation, of any of the covenants, agreements, conditions, or provisions of this Lease; (ii) a decree compelling specific performance of this Lease; (iii) Damages arising from the Event of Default, including, but not lted to, the costs of (a) collecting Rent and any other money owed by Tenant or a substitute tenant, (b) repairing any damage caused by any Tenant Party, (c) performing any obligation of Tenant under the Lease, (d) any other loss or cost incurred by Landlord as a result of, or arising from, Tenant's breach of the Lease or Landlord's exercise of its rights and remedies for any breach of the Lease by Tenant, (e) any contractual or liquidated types or measures of damages specified in this Lease, and (f) any other type or measure of damages recoverable for any particular breach under applicable law; and (iv) any other remedy allowed to Landlord at law or in equity.

d.           Re-entry. If an Event of Default exists, then Landlord shall also have the right and is authorized, with or without terminating this Lease, and with or without notice, to the extent permitted by applicable law, to re-enter the Premises, change or pick the locks, access codes, or other access control devices to the Premises or the Building, and to take any self-help measures or judicial action to remove and exclude Tenant and other occupants from the Premises, without liability for any resulting Damages. Landlord also is entitled to use the measures in the preceding sentence to remove all property from the Premises, which then may be stored in a public warehouse or elsewhere at the cost of and for the account of Tenant. If Landlord re-enters the Premises or terminates this Lease pursuant to this Section 28.d, then Tenant waives all claims for Damages that may be caused by that re-entry or termination by Landlord. Neither the re-entry or taking possession of the Premises by Landlord pursuant to this Section 28.d, nor the service by Landlord of any notice pursuant to the forcible entry and detainer statutes of the State of Texas and the surrender of the Premises pursuant to that notice, shall be construed as an election to terminate this Lease unless a written notice of Landlord's intention to terminate the Lease is given to Tenant or unless the termination of the Lease is decreed by a court of competent jurisdiction, and Tenant's obligations shall remain in effect for the remainder of the Term. To the extent of any inconsistency or conflict between this Lease and the provisions of Section 93.002 of the Texas Property Code (as amended, supplemented, modified, recodified, and/or replaced on one or more occasions, the "TPC"), it is the agreement of the parties that this Lease shall supersede Section 93.002. Landlord may take these actions without being deemed in any manner guilty of trespass, eviction, or forcible entry or detainer and without inclining any liability for damage resulting from these actions, including, without limitation, any liability arising under Chapter 93 of the TPC, and without relinquishing Landlord's fight to collect Rent, or any other right given to Landlord under this Lease or by operation of law. Tenant waives any and all rights to claim Damages for Landlord's re-entry and expulsion pursuant to this Lease, including any rights granted to Tenant by Chapter 93 of the TPC.

e.           Re-letting. At any time or on one or more occasions after the repossession of all or any part of the Premises pursuant to Section 28.c(I) or Section 28.d, whether or not this Lease has been terminated, Landlord may (but has no obligation to, except to the extent required by law) re-let all or any part of the Premises in the name of Tenant, Landlord, or othenvise, without notice to Tenant, for the term or terms (which may be greater or less than the period that would otherwise have constituted the balance of the Term), on the conditions (which may include concessions or free rent), at a rate (which may be a rental rate greater than or less than the Rent under this Lease), and for any uses as Landlord, in its absolute discretion, may determine, and Landlord may collect and receive any rents payable by reason of that re-letting. In any situation in which Landlord is attempting to re-let the Premises in order to mitigate its damages resulting from an Event of Default, Landlord shall conclusively be deemed to have done so if Landlord lists the Premises with a real estate broker or agent (which may be affiliated with Landlord), places a sign in a window of the Premises (which, Tenant agrees, Landlord is authorized to do), and considers in good faith all written proposals for the Premises made by the broker or agent. In attempting to re-let or actually re-letting the Premises, Landlord may enter into a direct lease with the proposed replacement tenant, and, in entering that lease, Landlord shall not be deemed to be acting as Tenant's agent. Landlord agrees that the rentals and other collections that Landlord may actually receive from a substitute tenant of the Premises, to the extent that any of these rentals and/or other collections are attributable to any particular time period within the Term (and after reduction for all expenses incurred by Landlord in connection with that substitute tenant), shall be credited against Tenant's obligations for the same time period; however, no rent collected from a substitute tenant for any month in excess of the Rent due under the Lease for that month shall be credited or offset against unpaid Rent for any other month or any other Damages. Landlord shall not be responsible or liable for any failure to collect any rent due on re-letting. To the extent Landlord is required by law to re-let the Premises, Landlord shall not be obligated: (i) to re-let the Premises in preference to any other space in the Building; (ii) to re-let the Premises to any prospective tenant who does not meet Landlord's then current leasing guidelines; (iii) to re-let the Premises to any prospective tenant if the use proposed to be made of the Premises by that prospective tenant is not of a type and nature consistent with that of the other tenants in the Building or on the floor where the Premises are situated as of the Event of Default, or if that use would, in the good faith opinion of Landlord, impose unreasonable or excessive demands on the Property; (iv) to solicit or entertain negotiations with any prospective tenant(s) for the Premises until Landlord has obtained full and complete possession of the Premises, free of any claim by Tenant that it continues to have a right of occupancy with respect to the Premises; (v) to travel outside a radius of thirty (30) miles from either the Property or Landlord's principal office in order to meet with a prospective tenant; (vi) to pay leasing commissions in excess of then-current market rates; (vii) to pay any expenses related to a prospective tenant's existing lease at another location (e.g., lease takeover payments or moving expenses) or any other non-typical expenses; (viii) to expend money for a finish-out requested by a prospective tenant unless Landlord, in its sole discretion, believes that the excess rent Landlord shall receive and the credit of the prospective tenant support expending money for the finish-out; (ix) to cause or allow an existing tenant of the Property to move from its existing space to all or any portion of the Premises; or (x) to re-let the Premises to an Affiliate of Tenant. Further, Tenant shall not be entitled to have any proceeds from re-letting any space in the Building, other than the Premises, credited against any amounts due Landlord under this Lease. The terms of any substitute lease shall not effect a surrender of this Lease. Landlord shall have no duty to restore or repair the Premises if Tenant does not leave the Premises and any improvements in the same condition as they were in when Landlord delivered them to Tenant, reasonable wear and tear excepted. Landlord and Tenant stipulate that the re-letting provisions of this Section 28.e are objectively reasonable under the circumstances.

f.            Landlord's Right to Cure. Landlord may, but is not obligated to, cure any default by Tenant after complying with the notice provisions set forth in this Lease, and whenever Landlord elects to cure a default by Tenant, all costs and expenses paid or incurred by Landlord in curing that default, including, but not limited to, collection costs and legal expenses, shall be deemed to be additional rent due on demand with Interest. In an emergency, Landlord shall have the immediate right to cure any default by Tenant before the expiration of the applicable notice and cure period if reasonably necessary to protect the Project or to prevent injury or damage to persons or property, and Tenant shall pay to Landlord all amounts expended by Landlord to cure the default within ten (10) days of written notice to Tenant of these expended amounts.

g.            Remedies Cumulative; Limited Waiver. All rights, options, and remedies of Landlord contained in this Lease or provided by law or in equity shall be construed and held to be cumulative, and no one of them shall be exclusive of the other. No waiver of any default under this Lease shall be implied from any acceptance by Landlord of any Rent or any omission by Landlord to take any action on account of a default by Tenant, and no express waiver shall affect any default other than as specified in that waiver. The consent or approval of Landlord to or of any act by Tenant requiring Landlord's consent or approval shall not be deemed to waive or render unnecessary Landlord's consent or approval to or of any subsequent similar acts by Tenant.

h.           Survival of Tenant's Obligations. No expiration or termination of this Lease due to an Event of Default, by operation of law or otherwise, and no repossession or re-letting of all or any part of the Premises pursuant to this Section 28, shall relieve Tenant of its obligations and liabilities under the Lease, all of which shall survive any expiration or termination of this Lease due to an Event of Default and any repossession or re-letting of all or any part of the Premises pursuant to this Section 28.

i.           Interest. Ail amounts due from Tenant to Landlord under this Section 28 shall bear Interest until paid in full.

j.           Alteration of Locks. With or without notice, and to the extent permitted by applicable law, following an Event of Default, Landlord may alter locks or other security devices at the Premises to deprive Tenant of access to the Premises, and Landlord shall not be required to provide a new key or right of access to Tenant.

k.           Landlord Liability Waiver. NO LANDLORD PARTY SHALL BE LIABLE FOR ANY CLAIM BY ANY TENANT PARTY ARISING FROM ANY ACT OR OMISSION OF ANY LANDLORD PARTY IN THE EXERCISE OF ANY RIGHT OR REMEDY FOR TENANT'S DEFAULT UNDER THIS LEASE, INCLUDING, WITHOUT LIMITATION, CLAIMS ARISING FROM A LANDLORD PARTY'S OWN NEGLIGENCE OR STRICT LIABILITY (BUT NOT INCLUDING CLAIMS ARISING FROM A LANDLORD PARTY'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT).

1.           Tenant Remedies. Landlord shall not be in breach of this Lease if Landlord begins promptly and pursues with reasonable conunercial diligence the cure of its failure to meet any material obligation under this Lease within thirty (30) days after Landlord receives written notice from Tenant specifying Landlord's failure. Except as otherwise expressly provided in this Lease, Tenant shall have no right to terminate or rescind this Lease or to abate, set off, or withhold any payment of Rent for any reason, including, but not limited to, Landlord's breach of this Lease, and Tenant acknowledges that any covenant made by Landlord in this Lease is independent of Tenant's covenant to pay Rent. Except as otherwise expressly provided in this Lease, Tenant irrevocably waives all rights at law or in equity to terminate or rescind this Lease for Landlord's breach, and Tenant agrees that its sole and exclusive remedy for any breach shall be a suit for damages limited to Tenant's direct, out-of-pocket losses. IN NO EVENT SHALL LANDLORD BE LIABLE OR RESPONSIBLE FOR ANY CONSEQUENTIAL, INCIDENTAL, OR SPECIAL DAMAGES. Before exercising any remedy for Landlord's breach, Tenant shall give each of Landlord's Mortgagees written notice specifying Landlord's breach and at least thirty (30) days to cure that breach. Tenant acknowledges and agrees that the remedy provided by this Section 28.1 is exclusive, and Tenant irrevocably and unconditionally waives any and all other remedies, at law or in equity, including, without limitation, any action seeking specific performance, injunctive, or other equitable relief, and any action that would or could create a lien on all or any portion of the Project.

29.          RIGHT TO PERFORM. If Tenant shall fail to pay any sum of money other than the Base Rent, or shall fail to perform any other act on its part to be performed under this Lease, and this failure continues for ten (10) days after notice of the failure from Landlord, then Landlord may, but shall not be obligated to, and without waiving or releasing Tenant from any obligations of Tenant, make any payment or perform any other act on Tenant's part to be made or performed as provided in this Lease. Tenant shall reimburse Landlord for all costs incurred in connection with that payment or performance immediately on demand.

30.           IMPROVEMENTS.

a.           Tenant Improvement Allowance. Landlord shall provide Tenant an allowance for Tenant improvements to the Premises in an amount not to exceed the Tenant Improvement Allowance, if any. If no Tenant Improvement Allowance amount is indicated in Paragraph 15 of the Basic Lease Information, then Tenant is not entitled to any allowance for Tenant improvements to the Premises. Tenant will be permitted up to twelve (12) months after Lease Commencement to utilize the Tenant Improvement Allowance. In no event shall Tenant be entitled to any credit or benefit for any unused portion of the Tenant Improvement Allowance over the amount expended for the actual cost of the work performed and materials provided, architectural fees, engineering fees, mechanical costs, structural costs, computer cabling and wiring, security, electrical costs, construction management fees (not to exceed five percent (5%) of the total cost), permit fees, and out-of-pocket expenses.

b.           Initial Improvements. The construction of the initial improvements, if any, to the Premises, and the potential effect of this construction on the Commencement Date and the Expiration Date, are governed by the terms of the Work Letter, if any, attached to this Lease as Exhibit G.

31.           NOTICES. All notices to the parties under this Lease shall be sent in writing to the addresses of the parties designated on the signature pages of the Basic Lease Information or any addresses that may be designated by either party in writing. These notices shall be (i) sent by certified mail, return receipt requested, in which case notice shall be deemed delivered three (3) business days after timely deposit, postage prepaid, in the U.S. Mail; (ii) sent by a nationally recognized overnight courier, in which case notice shall be deemed delivered one (1) business day after timely deposit with the courier; or (iii) personally delivered, in which case notice shall be deemed delivered on receipt.

32.           ATTORNEYS' FEES. If either party places the enforcement of this Lease or any part of this Lease, or the collection of any Rent, or recovery of the possession of the Premises, in the hands of an attorney, or files suit on the enforcement of this Lease or any part of this Lease, or the collection of any Rent, or recovery of the possession of the Premises, then the non-prevailing (or defaulting) party shall pay the other party's reasonable attorneys' fees and court costs, including, without limitation, paralegal fees and any attorneys' fees and court costs in connection with any appeals and any bankruptcy or insolvency proceedings involving Tenant or this Lease. If any Landlord Party is named as a defendant in any suit brought against any Tenant Party in connection with or arising out of any Tenant Party's occupancy or use of the Premises or the Project, then Tenant shall pay to Landlord its costs and expenses incurred in that suit, including Landlord's reasonable attorneys' fees. Any attorneys' fees and other expenses incurred by either party in enforcing a judgment in its favor under this Lease are recoverable separately from and in addition to any other amount included in that judgment, and the attorneys' fees obligation is intended to be severable from the other provisions of this Lease and to survive and not be merged into any judgment under this Lease. As used in this Lease, "prevailing party" shall include, without limitation, a party that is awarded monetary relief or declaratory, injunctive, or other nonmonetary relief

33.           SURRENDER OF PREMISES.

a.          On the expiration or earlier termination of this Lease, Tenant shall immediately (i) quit and surrender the Premises to Landlord; (ii) remove from the Premises all of Tenant's Personal Property and repair any damage caused by that removal; (Hi) remove all cable and communications wires (collectively, "Cables," as that term is defined in the 2002 National Electric Code, Section 800.52) that Tenant installed or caused to be installed in horizontal and vertical spaces in the Premises, in any plenum areas above the Building's ceiling, under any raised floor in the Building, and in any other riser and communication areas in the Building; (iv) restore the Premises to their permitted use condition, exclusive of ordinary wear and tear; (v) clean the Premises, including, but not limited to, all walls, floors, and carpeting in the Premises; (vi) remove or cause to be removed all debris and rubbish from the Premises; (vii) remove any and all Hazardous Substances from the Premises (except for any Hazardous Substances existing on the Premises before the date of this Lease); (viii) execute any requested bills of sale for Premises Alterations permitted by Landlord to remain in the Premises, free of any and all liens and encumbrances; (ix) surrender any keys, electronic ID cards, and other access control devices to Landlord at the place then fixed for the payment of Rent; and (x) perform all other obligations required of Tenant under the terms of this Lease (e.g., removal of Premises Alterations if required by Landlord, as provided in Section 10.b above). If Tenant fails to remove any of its Personal Property on the expiration or earlier termination of this Lease, then all remaining Personal Property located in the Premises shall conclusively be deemed abandoned, and Landlord may, at its option, remove that Personal Property in any manner that Landlord shall choose, and store the Personal Property, without liability to Tenant for loss of the Personal Property. Tenant agrees to pay Landlord on demand any and all expenses incurred in this removal and storage of abandoned Personal Property, including, without limitation, court costs and attorneys' fees and storage charges for any length of time that the Personal Property is in Landlord's possession. If Tenant does not both (i) claim and take delivery of any of Tenant's Personal Property that remains in the Premises or in storage within ten (10) days after the expiration or earlier termination of this Lease and (ii) pay Landlord all amounts due under this Lease and all costs of removal and storage of that Personal Property, then Landlord may, at its option, without notice, sell the Personal Property at private sale and without legal process, for any price that Landlord may obtain, and apply the proceeds of the sale to any amounts due under this Lease from Tenant to Landlord and to the expenses incident to the removal and sale of the Personal Property.

b. Tenant shall indemnify Landlord for any loss or liability resulting from any delay by Tenant in surrendering the Premises to Landlord as provided in this Section 33.

c. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation of this Lease, shall not work a merger, and shall, at the option of Landlord, operate as an assignment to Landlord of any subleases or subtenancies, and Landlord, in its sole discretion, may terminate any subleases or subtenancies.

34.           HOLDING OVER. If Tenant holds over after the expiration or earlier termination of the Tenn without the express prior written consent of Landlord, then Tenant shall become a tenant at sufferance only, at a rental rate equal to the greater of (i) one hundred fifty percent (150%) of then-current market rents for the Premises as determined by Landlord in its sole discretion, or (ii) one hundred fifty percent (150%) of the Rent in effect on the date of the expiration or earlier termination (subject to adjustment as provided in Sections 5 and 6 and prorated on a daily basis), and otherwise subject to the terms, covenants, and conditions of this Lease, so far as applicable. Acceptance by Landlord of Rent after the expiration or earlier termination shall not result in a renewal of this Lease and shall not waive Landlord's right to bring an unlawful detainer action against Tenant or otherwise remove Tenant from the Premises. If Tenant fails to surrender the Premises on the expiration of this Lease despite demand to do so by Landlord, then Tenant shall indemnify, defend, and hold Landlord harmless from all loss or liability, including, without limitation, any claim made by any succeeding tenant founded on or resulting from Tenant's failure to surrender. If (i) Landlord delivers written notice to Tenant that Landlord has entered into a lease of, or is in active negotiations of a letter of intent to lease, all or any portion of the Premises; (ii) Tenant fails to vacate the Premises after expiration or earlier termination of the Lease within thirty (30) days after Landlord delivers written notice to Tenant of the lease or negotiations of a letter of intent to lease; and (iii) Tenant's holdover beyond that thirty (30)-day period prevents, delays, or hinders Landlord's timely preparation or delivery of the Premises, or any portion of the Premises, for occupancy by another tenant, then Tenant shall be liable for all of Landlord's Damages, if any, resulting from any holdover or occupancy after the expiration of this thirty (30)-day period, AND TENANT SHALL INDEMNIFY AND DEFEND THE LANDLORD PARTIES AGAINST ANY AND ALL CLAIMS ARISING FROM TENANT'S FAILURE TO TIMELY VACATE THE PREMISES, and any limitation on, or exculpation from, any liability or Damages elsewhere in this Lease shall not apply to Tenant's duties to indemnify and defend Landlord under this Section 34.

35. NON-WAIVER. Landlord shall not be deemed to have waived (i) any right of Landlord or (ii) Tenant's breach of any obligation under this Lease, unless Landlord delivers a signed writing, addressed to Tenant, explicitly relinquishing that right or breach. Any waiver by Landlord of any right, or of Tenant's breach, on one or more occasions shall not be deemed a waiver on any other occasion. Further, no custom or practice arising during the administration of this Lease shall waive or diminish Landlord's right to insist on strict performance of Tenant's obligations under this Lease. Neither the acceptance of Rent nor any other act or omission of Landlord at any time or times after the happening of any event authorizing the cancellation or forfeiture of this Lease shall operate as a waiver of any past or future violation, breach, or failure to keep or perform any covenant, agreement, term, or condition of this Lease, or deprive Landlord of its right to cancel or forfeit this Lease, on the notice required by this Agreement or by any applicable law, at any time that cause for cancellation or forfeiture may exist, or be construed so as to at any future time stop Landlord from promptly exercising any other option, right, or remedy that it may have under any term or provision of this Lease or at law or in equity.

36. NOTICE TO MORTGAGEE. In the event of any default on the part of Landlord, Tenant shall give notice by registered or certified mail to each Landlord's Mortgagee whose address has been furnished to Tenant, and shall offer each Landlord's Mortgagee a reasonable opportunity to cure the default, including time to obtain possession of all or any part of the Project by power of sale or a judicial foreclosure, if necessary to effect a cure.

37. MORTGAGEE PROTECTION. If any Landlord's Mortgagee succeeds to the interest of Landlord under this Lease, then Landlord's Mortgagee shall not be: (i) liable for any act or omission of any prior lessor (including Landlord); (ii) bound by any Rent that Tenant might have paid for more than the current month to any prior lessor (including Landlord), and all Rent shall remain due and owing, including the amount of any Rent paid in advance to any prior lessor; (iii) bound by any security or advance rental deposit made by Tenant that is not delivered or paid over to Landlord's Mortgagee and with respect to which Tenant shall look solely to Landlord for refund or reimbursement; (iv) bound by any termination, amendment, or modification of this Lease made without Landlord's Mortgagee's consent and written approval, except for those terminations, amendments, and modifications permitted to be made by Landlord without Landlord's Mortgagee's consent pursuant to the loan documents between Landlord and Landlord's Mortgagee; (v) subject to the defenses that Tenant might have against any prior lessor (including Landlord); and (vi) subject to the offsets that Tenant might have against any prior lessor (including Landlord) except for those offset rights that (a) are expressly provided in this Lease, (b) relate to periods of time following the acquisition of all or any part of the Project by Landlord's Mortgagee, and (c) of which Tenant has provided written notice to Landlord's Mortgagee and with respect to which Tenant has provided Landlord's Mortgagee a reasonable opportunity to cure the event giving rise to the offset rights. Landlord's Mortgagee shall have no liability or responsibility under or pursuant to this Lease or otherwise after it ceases to own an interest in the Project. Nothing in this Lease shall be construed to require Landlord's Mortgagee to see to the application of the proceeds of any loan, and Tenant's agreements set forth in this Lease shall not be impaired on account of any modification of the documents evidencing or securing any loan.

38. INTENTIONALLY DELETED.

39. CHANGES TO THE PROJECT. Landlord reserves the right at any time to, in its sole discretion and without any liability or responsibility to Tenant so long as such items do not materially and adversely affect Tenant's business or operations in the Premises, make changes, Alterations, reductions, and additions to the Project, including, without limitation: (i) the construction of other buildings or improvements in the Project; (ii) the construction of additional stories on any building; (iii) changing the location of entrances and exits, passageways, doors and doorways, corridors, elevators, stairs, toilets, or other parts of common areas of the Project; (iv) running pipes, conduits, and ducts through the Premises; and (v) carrying on any work, repairs, Alterations, or improvements in, on, or about the Project, and, in doing so, temporarily closing or obstructing doors, entryways, public space, and corridors in, on, or about the Project. Landlord has no obligation to inform Tenant of any improvements or activities that may be contemplated in the Project.

40. RIGHTS RESERVED TO LANDLORD. In addition to any other rights Landlord has under this Lease, at law, or in equity, Landlord shall, in its sole discretion, have the following rights, exercisable without notice and without liability to Tenant for damage or injury to property, person, or business (Tenant waives and releases all claims for any damage related to Landlord's exercise of the following rights) and without effecting an eviction or disturbance of Tenant's use or possession of the Premises or giving rise to any claim for setoffs or abatement of Rent: (i) the right to sell, mortgage, assign, or transfer all or any part of the Project or of this Lease; (ii) the right to change the name or street address of the Building or the suite number of the Premises; (iii) the right to install and maintain signs on the exterior and interior of the Building or elsewhere on the Property; (iv) the right to take any reasonable measures for the safety and protection of all or any part of the Project, or any of its occupants; (v) the right to designate sign painting and lettering, towels, coffee cart service, vending machines, or toilet supplies to be used or consumed in the Building; (vi) the right to have access to all mail chutes or boxes according to the rules of the United States Postal Service; (vii) the right to require all persons entering or leaving the Building during any hours as Landlord may on one or more occasions determine in its sole discretion to identify themselves to security personnel by registration or otherwise, and to establish their right to enter or leave the Building, and to exclude or expel any peddler, solicitor, or beggar at any time from the Project; (viii) the right to interrupt or temporarily suspend Project services and facilities; (ix) the right to close the Building at any time outside Normal Business Hours, or at any other times as Landlord may determine in its sole discretion, subject, however, to Tenant's right to admittance under the Rules and Regulations that are presciibed on one or more occasions by Landlord in its sole discretion; (x) the right to grant anyone the exclusive right to conduct any business or render any service in the Building, but this exclusive right shall not operate to exclude Tenant from the uses permitted under Section 8 of this Lease; and (xi) the right to lease space in the Building for restaurant uses.

41. TRANSFER OF LANDLORD'S INTEREST. In the event of any transfer or transfers of Landlord's interest in the Project, other than a transfer for security purposes only, Tenant agrees that Landlord shall be automatically relieved of any and all obligations and liabilities on the part of Landlord accruing from and after the effective date of the transfer, and Tenant agrees to attom to the transferee and look solely to the transferee to perform any obligations and liabilities of Landlord accruing on or after the effective date of the transfer.

42. INTENTIONALLY DELETED.

43. GUARANTY. If Paragraph 17 of the Basic Lease Information names a Guarantor, then, as additional consideration for Landlord to enter into this Lease, Tenant shall cause the Guarantor to execute the Guaranty attached to this Lease as Exhibit J, and Tenant shall deliver the Guaranty to Landlord contemporaneously with Tenant's execution of this Lease. Tenant's failure to deliver the Guaranty as required in the preceding sentence is an automatic Event of Default under this Lease, with no notice being necessary to Tenant, and shall entitle Landlord to exercise any and all rights and remedies available to it under this Lease, as well as at law or in equity. Additionally, if Tenant fails to deliver the Guaranty, then Landlord (i) shall not be required to perform any of Landlord's Work (as defined in the Work Letter, if any, attached to this Lease as Exhibit G), if any; (ii) shall not be required to make any reimbursements or allowances in connection with any Premises Alterations; (iii) shall not be required to pay any brokerage commissions to Tenant's Broker (as named in Paragraph 19 of the Basic Lease Information), if any (and Tenant shall indemnify Landlord against all costs, expenses, attorneys' fees, and other liability for commissions or other compensation claimed by any broker or agent, if the broker or agent is claiming that liability by, through, or under Tenant); and (iv) may terminate this Lease by providing Tenant five (5) days' advance written notice of termination. If this Section 43 conflicts with any other provisions of this Lease, then this Section 43 shall prevail.

44.          GENERAL PROVISIONS.

a.           Entire Agreement. This Lease contains all of the agreements of the parties, and there are no verbal or other agreements that modify or affect this Lease. This Lease supersedes any and all prior agreements made or executed by or on behalf of the parties regarding the Premises. In addition, no agreement shall be effective to modify or terminate this Lease in whole or in part unless the agreement is in writing and duly signed by the party against whom enforcement of the modification or termination is sought.

b.           Terms and Headings. The words "Landlord" and "Tenant" include the plural as well as the singular, and words used in any gender include all genders. The term "person" in this Lease means any person, corporation, partnership, or other entity. The titles to sections of this Lease are not a part of this Lease and have no effect on the construction or interpretation of any part of the Lease. Unless otherwise specified in this Lease, references to a "month" in this Lease during the Term shall mean and refer to a full calendar month, beginning on the first day of the calendar month and ending on the last day of the calendar month, and all prorations to be performed under this Lease shall be based on the actual number of days in the relevant calendar month.

c.           Successors and Assigns. Except as expressly stated to the contrary in this Lease, all of the covenants, agreements, terms, and conditions contained in this Lease shall inure to and be binding on Landlord and Tenant and their respective heirs, successors in interest, legal representatives, and assigns.

d.           No Brokers. Tenant represents and warrants to Landlord that it has not engaged any broker, finder or other person, except for Tenant's Broker, who would be entitled to any commission or fees in respect of the negotiation, execution, or delivery of this Lease and shall indemnify, defend, and hold harmless Landlord against any loss, cost, liability, or expense incurred by Landlord as a result of any claim asserted by any other broker, finder, or other person claiming to be entitled to any commission or fees in respect of the negotiation execution, or delivery of this Lease, except for Tenant's Broker or Landlord's Broker (as named in Paragraph 18 of the Basic Lease Information), if any, on the basis of any arrangements or agreements made or alleged to have been made by or on behalf of Tenant. Landlord is responsible for paying all leasing commissions due Landlord's Broker and Tenant's broker in connection with this Lease.

e.           Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than any installment or payment of Rent due shall be deemed to be other than on account of the amount due, and no endorsement or statement on any check or payment of Rent shall be deemed an accord and satisfaction.

f.           Liability of Landlord. The Landlord Parties' total obligations and liability to any Tenant Party under this Lease are limited solely to the lesser of (i) the proceeds of any sale, exchange, or transfer of Landlord's interest in the Building (subject to existing liens) or (ii) the equity interest Landlord would have in the Building if the Building were encumbered by third-party debt in an amount equal to eighty percent (80%) of the value of the Building (as the Building's value is determined by Landlord); but in no event shall this liability amount include any sales or insurance proceeds received by any Landlord Party in connection with the Project. Further, no Landlord Party, nor any officer, director, shareholder, or partner of or in any Landlord Party, shall have or incur any personal liability whatsoever with respect to this Lease. Additionally, Tenant waives its statutory lien under Section 91.004 of the TPC. No Landlord Party shall be liable under any circumstances for injury or damage to, or interference with, Tenant's business, including, but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill, or loss of use, in each case, however occurring.

g.            Remedies for Withheld Consent. Wherever in this Lease Landlord's consent or approval is required, if Landlord refuses to grant consent or approval, then Tenant shall not make, and Tenant waives, any claim for money Damages (including any claim by way of setoff, counterclaim, or defense) based on Tenant's claim or assertion that Landlord unreasonably withheld, delayed, or conditioned its consent or approval. Tenant's sole remedy is an action or proceeding to enforce the relevant provision by specific performance, injunction, or declaratory judgment, and Tenant waives any claim for attorneys' fees or any other Damages relating to that action or proceeding unless Landlord refuses to comply with a court order or judgment requiring it to grant its consent or approval. Further, Landlord shall have no obligation whatsoever to grant consent or approval if the relevant provision entitles Landlord to use its discretion.

h.            Severabilitv. Any provision of this Lease that shall prove to be invalid, void, or illegal shall in no way affect, impair, or invalidate any other provision of the Lease, and the remaining provisions of the Lease shall nevertheless remain in full force and effect.

i.            Force Majeure. Except as may be otherwise specifically provided in this Lease, time periods for Landlord's or Tenant's performance under any provisions of this Lease not involving the payment of money shall be extended for periods of time during which the nonperforming party's performance is prevented due to circumstances beyond the party's control, including, without limitation, strikes, embargoes, governmental regulations, acts of God, war, terrorism, or other strife.

j.            No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the view, light, or air from the windows is obstructed by reason of any repairs, improvements, maintenance, or cleaning in or about any part of the Project, then the darkening or obstruction shall be without liability to any Landlord Party and without any reduction or diminution of Tenant's obligations under this Lease.

k.            Identification of Tenant. If more than one person or entity executes this Lease as Tenant,

then:

(1) Each of these persons or entities is jointly and severally liable for the performance of all of the terms, covenants, and conditions of this Lease; and

(2) The term "Tenant" shall mean each of them jointly and severally. The act or notice from, or notice or refund to, or the signature of any one or more of them, with respect to the tenancy of this Lease, is binding on each and all of the persons or entities executing this Lease as Tenant.

1.           Examination of Lease. Landlord has delivered a copy of this Lease to Tenant for Tenant's review only, and submission of this Lease for examination or signature by Tenant does not constitute an offer to Tenant or a reservation of or option to lease the Premises. On execution and delivery of this Lease by Tenant, this Lease shall be binding on Tenant as an irrevocable offer to Landlord. If Landlord does not execute and deliver this Lease to Tenant within fifteen (15) days from the date of execution and delivery by Tenant, then Tenant may elect not to go forward with this Lease by delivering written notice to Landlord before the date Landlord executes and delivers this Lease to Tenant (in which event Landlord shall have three (3) business days after Tenant's delivery of the notice to execute and deliver this Lease). This Lease is not effective as a lease or otherwise until it is fully executed and delivered by both Landlord and Tenant.

m.           Modification for Lender. If, in connection with Landlord's obtaining construction, interim, or permanent financing for any part of the Building, the lender requests reasonable modifications to this Lease as a condition to that financing, then Tenant shall not unreasonably withhold, delay, or defer its consent to the modifications, provided that the modifications do not increase the Base Rent or materially adversely affect the leasehold interest created by this Lease or Tenant's rights under this Lease.

n.           Lease as Sublease. If this Lease is a sublease, then Tenant accepts this Lease subject to all of the terms and conditions of the underlying lease under which Landlord holds the Building as lessee. Tenant covenants that it will do no act or omission that would constitute a violation by Landlord of its obligations under the underlying lease, but Landlord acknowledges that Tenant's agreement in this Section 44.n is premised on Landlord's assurances that the terms of this Lease do not violate the underlying lease.

o.           Financial Statements. If for any reason, Tenant's parent corporation is no longer publically traded or Tenant or Tenant's parent corporation no longer provides its financial statements to the public at large, then, on one or more occasions, Tenant agrees to provide to Landlord, within fifteen (15) days of written request, Tenant's current financial statements (including any notes on them), dated no earlier than three (3) months before Landlord's request, certified as accurate by Tenant or, if available, Tenant's audited financial statements (and notes on them) prepared by an independent certified public accountant with copies of the auditor's statement. If any guaranty is executed in connection with this Lease, then Tenant also agrees to deliver to Landlord, within fifteen (15) days of written request, current financial statements of the Guarantor in a form consistent with the above criteria. Landlord agrees that the financial statements located on sec.gov for the parent company of Tenant are in the proper format and Landlord agrees to pull any information it needs from the public filings located at the website sec.gov. Landlord also understands and agrees that the financial statements of Tenant are consolidated with the parent company of FiCentive and, as such, no specific financial statements for Tenant exist or can be provided.

p.           Real Property Records. This Lease is subject to all matters of record in the real property records of the county in which the Premises is located. By executing this Lease, Tenant consents to all plats and replats, if any, of the Property.

q.           Recording. Neither Landlord nor Tenant shall record this Lease or a short form memorandum of this Lease without the prior written consent of the other.

r.           Applicable Laws. The laws of the State of Texas shall govern the validity, performance, and enforcement of this Lease, and this Lease and the obligations of the parties to the Lease are performable in the county in which the Premises are located.

s.           Compliance with Regulations. Landlord and Tenant acknowledge that there are in effect federal, state, county, and municipal laws, orders, rules, directives, and regulations, as well as Encumbrances, covenants, conditions, and restrictions filed in the real property records of the county in which the Premises are located (collectively, "Regulations"), and that additional Regulations may be enacted or go into effect in the future that relate to or affect the Premises or the Project. Subject to the express rights granted to Tenant under the terms of this Lease, Tenant agrees that it will not cause or permit to be caused any act or practice, by negligence, omission, or otherwise, that would violate any Regulations within the Premises. In addition, no Tenant Party shall have any claim against Landlord based on any changes Landlord may make to the Project or the Premises pursuant to any Regulations or any charges that may be imposed upon any Tenant Party pursuant to any Regulations. Specifically, and without limiting Tenant's obligations under the previous two sentences, Tenant, at its sole cost, shall (i) comply with all requirements of the Disabilities Acts applicable to the Premises; (fi) be solely responsible for any reasonable accommodations within, or Alterations to, the Premises required to accommodate any Tenant Patty under the Disabilities Acts; and (iii) be solely responsible for any reasonable accommodations or Alterations to the Project required to accommodate a Tenant Party under the Disabilities Acts if Landlord would not otherwise be required to make the additional accommodation or Alteration under generally applicable provisions of the Disabilities Acts. Landlord shall only be responsible for (i) making "readily achievable" (as defined in the ADA) changes to common areas of the Project and (ii) modifying policies, practices, and procedures applicable to all tenants to the extent required under Title III of the ADA. No term of this Lease authorizes, or should be construed as authorizing, Landlord or Tenant to violate the Disabilities Acts. If this Section 44.s conflicts with any other provisions of this Lease, then this Section 44.s shall prevail.

t.           Consent to Jurisdiction. Except as expressly provided to the contrary in this Lease, all disputes arising, directly or indirectly, out of or relating to this Lease, and all actions to enforce this Lease, shall be dealt with and adjudicated in the local or federal courts of the state, commonwealth, or jurisdiction in which Rent is due pursuant to Section 5.a, and for that purpose Tenant expressly and irrevocably submits itself to the jurisdiction of those courts. So far as is permitted under applicable law, this consent to personal jurisdiction is self-operative, and no further instrument or action, other than service of process in one of the manners specified in this Lease, or as otherwise permitted by law, shall be necessary in order to confer jurisdiction on it in any of the local or federal courts of the state, commonwealth, or jurisdiction in which Rent is due. Any judgment against Tenant in any action or proceeding relating to this Lease shall be conclusive and, to the extent permitted by applicable law, may be enforced in any other jurisdiction within or outside the United States of America by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of its indebtedness.

u.           Survival of Obligations. All provisions of this Lease that require the payment of money or the delivery of property after the termination of this Lease or require Tenant to indemnify, defend, or hold Landlord harmless shall survive the termination of this Lease.

v.           Exhibits. The exhibits listed in Paragraph 23 of the Basic Lease Information are attached to this Lease and by this reference made a part of the Lease.

w.           Determination of Charges. Landlord and Tenant agree that each provision of this Lease for determining charges and amounts payable by Tenant (including, but not limited to, provisions regarding Operating Costs and Property Taxes) is commercially reasonable and, as to each charge or amount, constitutes a statement of the amount of the charge or a method by which the charge is to be computed for purposes of TPC Section 93.012. ACCORDINGLY, TENANT VOLUNTARILY AND  KNOWINGLY WAIVES ALL RIGHTS AND BENEFITS, IF ANY, AVAILABLE TO TENANT UNDER SECTION 93.012 OF THE TPC AS TFIAT SECTION NOW EXISTS OR AS IT MAY BE AMENDED,

SUPPLEMENTED, MODIFIED, RECODIFIED, AND/OR REPLACED ON ONE OR MORE OCCASIONS.

x.           Application of Payments. Unless otherwise established in this Lease, Landlord has the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant's designation of those payments, to satisfy any obligations of Tenant under this Lease, in any order and amounts as Landlord, in its sole discretion, may elect.

y.           Authority. Each individual executing this Lease represents that it has all requisite power and authmity to execute and deliver this Lease on behalf of the entity for which it is signing, and by his or her signature shall bind that party to the terms of this Lease. If Tenant is a corporation (including any form of professional association), limited liability company, partnership (general or limited), or other form of organization other than a natural person, then Tenant and each person executing this Lease on behalf of Tenant covenants, warrants, and represents that: (i) Tenant, pursuant to Tenant's organizational documents, has duly authorized that person to execute and deliver this Lease; (ii) this Lease is binding on Tenant according to its terms; (iii) Tenant is duly organized and legally existing in the state of its organization, and is qualified to do business in the State of Texas; (iv) on request, Tenant shall provide Landlord with true and correct certified copies of Tenant's organizational documents (including any amendments) and any authorizations for Tenant to enter into the Lease; and (v) Tenant's execution and delivery of this Lease shall not breach, or cause a default under, any mortgage, deed of trust, lease, loan, credit agreement, partnership agreement, or other contract. Unless Tenant is a natural person, two (2) authorized officers must sign on behalf of Tenant, and this Lease must be executed by the president or vice-president and the secretary or assistant secretary of Tenant, unless the bylaws or a resolution of the board of directors shall othenvise provide, in which case the bylaws or a certified copy of the resolution of Tenant, as the case maybe, must be furnished to Landlord.

z.           Execution in Counterparts. This Lease may be executed in any number of counterparts and by different parties to the Lease in separate counterparts, each of which when executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. In proving this Lease, a party need not produce every counterpart.

aa.           No Joint Venture. Landlord and Tenant shall be deemed and construed as independent contractors with respect to one another for all purposes relating to this Lease, and nothing contained in this Lease is intended to constitute, nor shall it be deemed or construed as constituting, the creation of any partnership, joint venture, or principal/agent relationship between Landlord and Tenant arising out of the existence or exercise by Landlord or Tenant of their respective rights under this Lease.

bb.           No Estate. This Lease shall create the relationship of landlord and tenant only between Landlord and Tenant, and no estate shall pass out of Landlord. Tenant has only a usufruct, not subject to levy and sale, and not assignable in whole or in part by Tenant except as provided in this Lease.

cc.           Confidentiality. Tenant shall hold the terms of this Lease in strict confidence for Landlord's benefit, and shall not directly or indirectly, without Landlord's prior written consent, disclose those terms to any person other than to (i) Tenant's directors, officers, employees, and partners, and (ii) those brokers, consultants, lenders, or other third parties working with Tenant in connection with this Lease and who need to know the terms of the Lease for the purpose of consummating this transaction and who agree in writing to the terms of this Section 44.cc. This confidentiality obligation shall not be applicable to disclosure of information required by applicable law. Tenant shall be liable for any disclosures made in violation of this Section 44.cc by Tenant or by any entity or individual to whom the terms and conditions of this Lease were disclosed or made available by Tenant. Tenant acknowledges and stipulates that Landlord may suffer irreparable harm in the event of a breach of this Section 44.cc, for which Landlord has no adequate remedy at law. Therefore, in addition to all other remedies available pursuant to this Lease or at law, Landlord has the right to obtain immediate injunctive or other equitable relief on a breach of this Section 44.cc by Tenant, without the necessity of giving any notice of that default or opportunity to cure the default. The consent by Landlord to any disclosure shall not be deemed to be a waiver on the part of Landlord of any prohibition against any future disclosure.

dd.Certification. Tenant certifies that: (i) it is not, and is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or by the U.S. Treasury Department as a terrorist, a "Specially Designated National and Blocked Person," or any other harmed or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control, or pursuant to any other statute or executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other governmental action (each a "Prohibited Party"); (ii) it is not engaged in this transaction directly or indirectly on behalf of, or instigating or facilitating this transaction directly or indirectly on behalf of, any Prohibited Party; and (iii) it shall not transfer this Lease to, contract with, or otherwise engage in any dealings or transactions or otherwise be associated with any Prohibited Party. Tenant shall indemnify, defend, and hold harmless Landlord from and against any and all Damages actually incurred, arising out of, or related to any breach of the certification in this Section 44.dd.

cc.Acceptance of Keys. The acceptance of keys to the Premises by Landlord, any Landlord

Party, or any other person on Landlord's behalf shall not be deemed or constitute an early termination of this Lease unless an early termination is evidenced in writing and signed by Landlord.

ff.Waiver of Jury Trial. LANDLORD AND TENANT WAIVE TRIAL BY JURY IN ANY
ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY LANDLORD OR TENANT
AGAINST THE OTHER OR ANY MAI1ER WHATSOEVER ARISING OUT OF OR IN ANY WAY
CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD TO TENANT, THE USE OR OCCUPANCY OF THE PREMISES BY ANY TENANT PARTY, ANY CLAIM OF INJURY OR DAMAGE, AND ANY EMERGENCY OR OTHER STATUTORY REMEDY. IF LANDLORD COMMENCES ANY SUMMARY OR OTHER PROCEEDING FOR NONPAYMENT OF RENT OR THE RECOVERY OF POSSESSION OF THE PREMISES, THEN TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF WHATEVER NATURE OR DESCRIPTION IN THE PROCEEDING, UNLESS THE FAILURE TO RAISE THE COUNTERCLAIM WOULD CONSTITUTE A WAIVER OF THE COUNTERCLAIM. EACH PARTY ACKNOWLEDGES THAT IT HAS RECEIVED, OR HAS HAD THE OPPORTUNITY TO RECEIVE, THE ADVICE OF COMPETENT COUNSEL WITH REGARD TO THIS SECTION 44.ff.

gg•Water or Mold Notification. To the extent any Tenant Party discovers any water leakage, water damage, or mold in or about the Premises, Tenant shall promptly notify Landlord of the leakage, damage, or mold in writing.

hh.Disclaimer of Representations and Warranties. Tenant represents and warrants to

Landlord that: (i) no Landlord Party made, and no Tenant Party relied on, any representation, warranty, or promise, express or implied, with respect to this Lease or the Project, except for those specifically expressed in this Lease and (ii) Tenant acquired no rights, easements, or licenses (by implication or othenvise), except for those specifically expressed in this Lease.

ii.Waiver of Rights. TO THE EXTENT ALLOWED BY APPLICABLE LAW, TENANT
WAIVES FOR ITSELF, AND ALL THOSE CLAIMING UNDER IT, ANY RIGHTS THAT IT MAY HAVE UNDER ANY PRESENT OR FUTURE CONSTITUTION, STATUTE, OR RULE OF LAW: (i)

TO REDEEM THE PREMISES AFTER TERMINATION OF TENANT'S RIGHT OF OCCUPANCY BY ORDER OR JUDGMENT OF ANY COURT OR BY ANY LEGAL PROCESS OR WRIT; (ii) THAT EXEMPTS PERSONAL PROPERTY FROM LIABILITY FOR DEBT OR FOR DISTRESS FOR RENT; (iii) THAT ENTITLES TENANT TO NOTICE OR HEARING BEFORE LANDLORD OBTAINS ANY PREJUDGMENT REMEDY; OR (iv) THAT ENTITLES TENANT TO RECEIVE ANY PRIOR NOTICE TO QUIT AS A CONDITION PRECEDENT TO LANDLORD'S FILING OF A COMPLAINT AND SUMMONS FOR IMMEDIATE POSSESSION OR OCCUPANCY OF THE PREMISES.

jj.Waiver of Texas Deceptive Trade Practices Act. TENANT SPECIFICALLY
ACKNOWLEDGES AND AGREES THAT IT HAS KNOWLEDGE AND EXPERIENCE IN

FINANCIAL AND BUSINESS MA!1ERS THAT ENABLE IT TO EVALUATE THE MERITS AND

RISKS OF ITS TRANSACTION WITH LANDLORD, AND THAT IT IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION WITH LANDLORD. TENANT WAIVES ALL ITS RIGHTS UNDER THE TEXAS DECEPTIVE TRADE PRACTICES—CONSUMER PROTECTION ACT, SECTION 17.41, ET SEQ. OF THE TEXAS BUSINESS AND COMMERCE CODE (AS AMENDED, SUPPLEMENTED, MODIFIED, RECODIFIED, AND/OR REPLACED ON ONE OR MORE OCCASIONS, THE "DTPA"), A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF TENANT'S OWN SELECTION, TENANT VOLUNTARILY CONSENTS TO THIS WAIVER. TENANT REPRESENTS AND WARRANTS THAT ITS ATTORNEY WAS NOT, DIRECTLY OR INDIRECTLY, IDENTIFIED, SUGGESTED, OR SELECTED BY ANY LANDLORD PARTY.

(SIGNATURES ON NEXT PAGE(S))

The parties to this Lease have executed the Lease as of the date specified in Paragraph I of the Basic Lease Information.

LANDLORD:                                          DOMICILIO OC, LLC,

a Texas limited liability company

By: /s/ John C. Horn
Name:  John C. Horn                                                               Title: Manager

Date: February 12 ,2015

FebTENANT:                                          FICENTIVE, INC.,

a Nevada corporation

By:/s/ Louis A. Hoch

Name: Louis A. Hoch

Title: President and CEO

Date: February 12 ,2015

S-1

EXHIBIT A

FLOOR PLAN OF THE PREMISES

THIS PLAN IS FOR REFERENCE PURPOSES ONLY

A-1

EXHIBIT B

DESCRIPTION OF THE REAL PROPERTY

ALL OF LOT 9 OF COUNTRYSIDE COMMERCIAL SUBDIVISION, PLAT OF WHICH IS RECORDED IN VOLUME 9400, PAGE 24 OF THE BEXAR COUNTY DEED AND PLAT RECORDS: CONTAINING ALL OF LOT 12 OF COUNTRYSIDE COMMERCIAL SUBDIVISION UNIT 7, PLAT OF WHICH IS RECORDED IN VOLUME 9521, PAGE 189 OF THE BEXAR COUNTY DEED AND PLAT RECORDS.

B-1

EXHIBIT C

CONFIRMATION OF LEASE TERM

This Confirmation is made as of                                                                                               , 20   , between                            a                                                    ("Landlord"), and                                                 a                                           ("Tenant").

Landlord and Tenant have entered into that certain Office Building Lease (the "Lease") dated               20        , in which Landlord leased to Tenant and Tenant leased from Landlord certain
premises consisting of approximately                                                                       rentable square feet, situated on the                                                        floor of the office building located at                                                                                              , Texas

Pursuant to Section 3 of the Lease, Landlord and Tenant confirm the Commencement Date and Expiration Date of the Term of the Lease as follows:

                             is the Commencement Date.

days following the Commencement Date is the Expiration Date.

LANDLORD:                                                                       TENANT:

a	a
By:	By:
Name:	Name:
Title:	Title:
Date:	, 20	Date: ,20

By:
Name:	Title:

C-1

EXHIBIT D

FORM OF TENANT ESTOPPEL CERTIFICATE

TENANT ESTOPPEL CERTIFICATE

Tenant:

Premises Address:                                                                                , Texas                           (the "Property")

Suite:                                                     Area:                   Sq. Ft. (Rentable)

Date of Lease.

Date(s) of Lease Amendment(s):

Commencement Date.

Expiration Date:                                 days following the Commencement Date

Current Base Monthly Rent: $

Base Monthly Rent Increases:

Date of Last Rent Payment:

Amount of Last Rent Payment: $

Operating Costs: $

Percentage Share of Operating Costs and Property Taxes:

Current Monthly Payment of Operating Costs and Property Taxes: $

Security Deposit:

Guarantor.

The undersigned, as Tenant under the Lease of the above-referenced premises (the "Premises") executed by ("Landlord"), as Landlord, and Tenant on the above-referenced date,

represents,                      certifies,                  and            covenants                    to ("Buyer"),

("Lender"), and their assignees, as follows:

1.            LEASE. The copy of the Lease, including all addenda and amendments to the Lease, attached as Exhibit A, is a true and correct copy of the Lease that is in full force and effect and that has not been further amended, supplemented, or changed by letter agreement or othenvise.

2.            COMPLETION OF PnEtsiisEs/No DISPUTES. Tenant has accepted possession of all of the Premises, and all conditions to be satisfied by Landlord under the Lease have been satisfied pursuant to the Lease, including, but not limited to, completion of construction of any required improvements to the Premises except those listed below.

3.            No DEFAULTS/CLAIMS. All conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied, and Landlord is not in default under the Lease, except for the following existing alleged defaults by Landlord:

In addition, Tenant has not delivered any notice to Landlord regarding an alleged default by Landlord under the Lease, except for the notices delivered on the following dates and with respect to the following alleged defaults:

Further, except as listed above, Tenant has no disputes, claims, counterclaims, defenses, or setoffs against Landlord or liens against all or part of the Property, or of any buildings, landscaping, parking structures, or other facilities and improvements on the Property (collectively, the "Project") arising from the Lease.

Tenant is not entitled to any concessions, rebates, allowances, or Rent ("Rent" means base monthly rent, additional rent and rent adjustments, and other charges required by the Lease) for any period after this certification, nor is Landlord obligated to construct or install any additional improvements in the Premises except those listed below.

4.           No ADVANCE PAYMENTS; SECURITY DEPOSIT. No Rent payable under the Lease has been paid in advance by Tenant except the current month's Rent. Landlord has no obligation to segregate the security deposit (if any) or to pay interest on the security deposit (if any).

5.           No PURCHASE OR TERMINATION RIGHTS. Tenant has no option and no right of first refusal to purchase all or any part of the Project or any interest in the Project and no right to cancel or teiminate the Lease.

6.           No EXTENSION RIGHTS. Tenant has no option or right to extend the term of the Lease, except those listed below.

7.           No SUBLEASE/ASSIGNMENT. Tenant has not entered in any sublease, assignment, or other agreement transferring any of its interest in the Lease or the Project, except those listed below.

8.           No NOTICE. Tenant has not received notice of any assignment, hypothecation, mortgage, or pledge of Landlord's interest in the Lease or the Rent or other amounts payable under the Lease, nor any violation of any federal, state, county, or municipal laws, regulations, or orders related to the use or condition of any part of the Project, except those listed below.

9.HAZARDOUS SUBSTANCES. No Hazardous Substance has been used, treated, stored, or disposed of on the Property by Tenant. Tenant does not have any permits or identification numbers issued by the United States Environmental Protection Agency or by any state, county, or municipal agencies with respect to its operations on the Property, except those listed below.

"Hazardous Substance" means any substance or material that is described as a toxic or hazardous substance, waste, or material or a pollutant or contaminant by any federal, state, county, or municipal law, ordinance, rule, or regulation in force now or in the future, as amended on one or more occasions, in any way relating to or regulating human health or safety or industrial hygiene or environmental conditions or pollution or contamination, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, et seq. and the Solid Waste Disposal Act, 42 U.S.C. § 6901, et seq. (as these laws may be amended, supplemented, modified, recodified, and/or replaced on one or more occasions, and including any governmental rules, regulations, standards, and guidelines relating to these laws), including, without limitation, PCBs, petroleum products, asbestos, and asbestos containing materials, crude oil, natural gas liquids, liquefied natural gas, or synthetic gas usable as fuel, and "source," "special nuclear," and "byproduct" material as defined in the Atomic Energy Act of 1985, 42 U.S.C. § 3011 et seq.

10.           No MODIFICATION OF LEASE. From the date of this Certificate through , no modification or amendment to the Lease, forgiveness of payment of Rent due under the Lease, grant of extension or option, or prepayment of Rent more than one (1) month in advance may be made except with the written consent of Buyer.

11.           RELIANCE; BUYER'S RIGHTS. Tenant recognizes and acknowledges it is making these representations to Buyer with the intent that Buyer or its assignees shall rely on Tenant's representations in connection with Buyer's acquisition of the Project. All Rent payments under the Lease shall continue to be paid to Landlord pursuant to the Lease until Tenant is notified otherwise in writing. As of the effective date of the purchase of the Project by Buyer, Tenant shall recognize Buyer as landlord under the Lease. Tenant further acknowledges and agrees that Buyer and its successors and assigns (including any entity holding a deed of trust at any time after the date of this Certificate) have the right to rely on the information contained in this Certificate.

12.           BINDING. The provisions of this Certificate shall be binding on and inure to the benefit of the successors, assigns, personal representatives, and heirs of Tenant and Buyer.

13.           DUE EXECUTION AND AUTHORIZATION. The undersigned, and the persons executing this Certificate on behalf of the undersigned, are duly authorized to execute this Certificate on behalf of Tenant and to bind Tenant to the Certificate.

TENANT:
a

By:

Name:

Title.

Date:                                                    ,20

By:
Name:                                                     Title.

Date:                                                     , 20

EXHIBIT E

RULES AND REGULATIONS

1. The sidewalk and public portions of the Project shall not be obstructed, nor shall refuse, furniture, boxes, or other items be placed in the Project, by any Tenant Party, nor shall they be used for any purpose other than ingress and egress to and from the Premises, or for going from one part of the Project to another part of the Project.

2. No curtains, blinds, shades, louvered openings, or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises, without the prior written consent of Landlord, which consent may be arbitrarily withheld by Landlord. No aerial or antenna shall be erected on the roof or exterior walls of the Premises or on the Building without the prior written consent of Landlord, which consent may be arbitrarily withheld.

3. The plumbing fixtures shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown in them. Further, Tenant shall not install any garbage disposal in any sink in the Premises.

4. No Tenant Party shall do, nor permit anything to be done, in or about the Building, or bring or keep anything in or about the Building, that shall in any way increase the rate of fire or other insurance on the Building, or on property kept in the Building, or othenvise increase the possibility of fire or other casualty.

5. No bicycles, motorcycles, motorized vehicles, or animals of any kind (except animals assisting disabled persons) shall be brought into the Premises or the Building.

6. Subject to the exception in the following sentence, no cooking shall be done or permitted in the Premises by any Tenant Party. Conventional coffeemakers, microwave ovens, and vending machines may be installed exclusively for the use of Tenant Parties. No Tenant Party shall cause or permit any unusual or objectionable odors to be produced on or permeate from the Premises.

7. No Tenant Party shall make or permit to be made any unseemly or disturbing noises or disturb or interfere with occupants of the Building or neighboring premises or their invitees, customers, guests, and employees.

8. No Tenant Party shall at any time bring or keep on the Premises any inflanunable, combustible, or explosive substance or any chemical substance, other than reasonable amounts of chemicals, such as photocopier toner, cleaning fluids, and solvents required in the normal operation of Tenant's business, all of which shall only be used in strict compliance with all applicable Environmental Laws.

9. Landlord shall have a valid passkey to all spaces within the Premises at all times during the Tenn. No additional locks or bolts of any kind shall be placed on any of the doors or windows by any Tenant Party, nor shall any changes be made in existing locks or the mechanism of the locks, without the prior written consent of Landlord and unless and until a duplicate key is delivered to Landlord. No Tenant Party shall make duplicates of the keys for the Premises without the prior consent of Landlord. Tenant must, on the termination of its tenancy, return to Landlord all keys to stores, offices, and toilet rooms.

TENANT'S INITIALS HERE.
10. All deliveries must be made via the service entrance and service elevator, when provided, during Normal Business Hours. Landlord's written approval must be obtained for any delivery during hours other than Normal Business Hours.

11. All deliveries, removals, or the carrying in or out of any safes, freights, furniture, or bulky matter of any description may be accomplished only pursuant to Landlord's approved procedures and then only in and through approved areas, during approved hours. If any items shall exceed the designed floor load capacity of the Premises, then Tenant may not install those items unless Tenant installs structural reinforcement, at Tenant's expense, as directed by Landlord.

12. There shall not be used in any space, or in the public halls of the Building, either by a Tenant Party or by jobbers or others, in the delivery or receipt of merchandise to any Tenant Party, any hand trucks, except those equipped with rubber tires and side guards. No hand trucks shall be used in elevators other than those designated by Landlord as service elevators. All deliveries shall be confmed to the service areas and through the approved service entries.

13. No Tenant Party shall create or use any advertising mentioning or exhibiting any likeness of the Building without the prior written consent of Landlord.

14. Landlord reserves the right to exclude from the Building at all times other than Normal Business Hours all persons who do not present a pass to the Building on a form or card approved by Landlord.

15. No portion of the Project shall be used for lodging, gambling, or any illegal, immoral, or improper purpose.

16. Canvassing, soliciting, and peddling within the Building or in the common areas of the Project is prohibited.

17. In order to obtain maximum effectiveness of the cooling system, Tenant shall lower and/or close Venetian or vertical blinds or drapes when the sun's rays fall directly on the exterior windows of the Premises.

18. Tenant Parties are not permitted to occupy at any one time more than the number of parking spaces in the parking areas permitted in the Lease (including parking spaces, if any, reserved exclusively for Tenant). Usage of parking spaces shall be in common with all other tenants of the Building and their employees, agents, contractors, and invitees. All parking space usage shall be subject to any reasonable rules and regulations for the safe and proper use of parking spaces that Landlord may prescribe. Landlord, in Landlord's sole and absolute discretion, may establish on one or more occasions a parking decal or pass card system, security check-in, or other reasonable mechanism to restrict parking in the parking areas. On request by Landlord, Tenant shall furnish Landlord with the license numbers and descriptions of any vehicles of Tenant or its principals, employees, agents, or contractors. Tenant acknowledges that reserved parking spaces, if any, shall only be reserved during Normal Business Hours.

19. Parking spaces may be used for the parking of passenger vehicles only. Overnight parking in parking areas is prohibited. All trucks and delivery vans shall be parked in designated areas only and not parked in spaces reserved for cars. All loading and unloading of goods shall be done only at the times, in the areas, and through the entrances designated for loading purposes by Landlord. Landlord has the right to tow or othenvise remove vehicles of Tenant Parties that are improperly parked, blocking ingress or egress lanes, or violating parking rules, at the expense of Tenant or the owner of the vehicle, or both, and without liability to Landlord.

TENANT'S INITIALS HERE:
20. Tenant Parties shall abide by all posted roadway signs in and about the parking facilities.

21. Landlord has the power to prescribe the weight and position of heavy equipment or objects. All damage done to the Building by the improper placing of heavy items by any Tenant Party shall be repaired at the expense of Tenant.

22. No Tenant Party shall cause or permit any waste material or refuse to be dumped on or remain on any part of the Project outside the Premises, and no Tenant Party shall cause or allow any materials, supplies, equipment, finished products, semi-finished products, or articles of any nature to be stored on or remain on the Project outside the Premises.

23. Tenant shall be responsible for the removal and proper disposition of all crates, oversized trash, boxes, and other similar items other than customary trash generated by general office use.

24. Tenant Parties shall comply with any recycling programs for the Building implemented by Landlord on one or more occasions (e.g., Tenant Parties shall separate waste appropriately so that it can be efficiently processed by Landlord's particular recycling contractors). To the extent Tenant Parties fail to comply with any of Landlord's recycling programs for the Building, Tenant shall be required to pay any contamination charges related to this noncompliance.

25. Landlord is not responsible for lost or stolen Personal Property or money occurring in or on any part of the Project, regardless of how or when the loss occurs.

26. No Tenant Party shall paint or decorate any part of the Project, or mark, cut into, drive nails, hooks, or screws into, or in any way deface any part of the Project, without the prior written consent of Landlord, except that standard picture hanging shall be permitted without Landlord's prior consent.

27. No Tenant Party shall install, operate, or maintain in the Premises or in any other area of the Building any electrical equipment that does not bear the U/L (Underwriters Laboratories) seal of approval, or that would overload the electrical system or any part of the system beyond its capacity for proper, efficient, and safe operation as determined by Landlord. No Tenant Party shall furnish any HVAC to the Premises, including the use of any electronic or gas heating devices, without Landlord's prior written consent.

28. No machinery of any kind, other than ordinary office machines such as typewriters, information processing systems, copy machines, communications equipment, personal computers, printers, and calculators, shall be operated in the Premises without the prior written consent of Landlord. No space heaters or fans shall be operated in the Building.

29. The Project is deemed to be a "no smoking" area, and smoking is prohibited in or on any part of the Project.

30. Tenant shall not allow the Premises to be occupied by more than five (5) persons per one thousand (1,000) square feet of rentable area.

31. Tenant shall take all steps necessary to prevent (i) inadequate ventilation, (ii) emission of chemical contaminants from indoor or outdoor sources, and (iii) emission of biological contaminants. Tenant shall not allow any unsafe levels of chemical or biological contaminants (including volatile organic compounds) in the Premises and shall take all steps necessary to prevent the release of contaminants from adhesives (e.g., upholstery, wallpaper, carpet, machinery, supplies, and cleaning agents).

TENANT'S INITIALS HERE.

32. If Tenant asserts that the air quality in the Premises is unsatisfactory or if Tenant requests any air quality testing within the Premises, then Landlord may elect to cause its consultant to test the air quality within the Premises and to issue a report regarding that air quality. If the report from any air quality testing indicates that the air quality within the Premises is comparable to the air quality of other Class A office buildings in the market area of the Building, or if the report from the testing indicates that the air quality does not meet that standard as a result of the activities caused or permitted by Tenant in the Premises, then Tenant shall reimburse Landlord for all costs of the applicable tests and report. Additionally, if Tenant causes or permits any activity that adversely affects the air quality in the Premises, in the common area of the Building, or in any premises within the Building, then Tenant shall be responsible for all costs of remedying the adverse effect on the air quality.

33. Tenant shall cooperate with Landlord's employees in keeping the Premises neat and clean and in the performance of janitorial service to the Premises

34. No Tenant Party shall locate equipment, cabinets, or furniture adjacent to mechanical or electrical access panels or over air conditioning outlets so as to prevent Landlord's personnel and employees from servicing those units. All costs of moving equipment, cabinets, or furniture for Landlord's access to mechanical or electrical access panels or air conditioning outlets shall be at Tenant's sole expense.

35. Corridor doors in the Premises and the Building, when not in use, shall be kept closed.

36. Landlord may, during periods of civil unrest, close and lock the Building's exterior doors for the safety of the Building and its occupants. This decision shall be solely the option of Landlord, and Landlord shall not be liable for any omission or commission in implementing this procedure.

37. Landlord may evacuate the Building in the event of an emergency or catastrophe.

38. Tenant Parties shall cooperate fully with any life-safety plans of the Building established and administered by Landlord, including, without limitation by participating in exit drills, fire inspections, and life-safety orientations.

39. Whenever these Rules and Regulations directly conflict with any of the rights or obligations of any Tenant Party under the Lease, the Lease shall govern. These Rules and Regulations may be reasonably modified by Landlord on one or more occasions. Landlord may waive any of the Rules and Regulations in writing, but the waiver shall apply only to Tenant Parties and to the extent set forth in the written waiver.

TENANT'S INITIALS HERE:
EXHIBIT F

INTENTIONALLY OMITTED

F-1

EXHIBIT G

WORK LETTER

LANDLORD TO PERFORM WORK

BASIC WORK LETTER INFORMATION

1.           LANDLORD WORK. Landlord shall have the responsibility of carrying out all Premises Alterations shown in the specification attached as Exhibit G-1 to this Work Letter (the "Landlord's Work").

2.           INTENTIONALLY OMITTED.

3.           COSTS OF LANDLORD'S WORK.

a.            Tenant Cost Proosal. Landlord shall provide Tenant with a good-faith quote for the cost of canying out Landlord's Work, including the cost of any Tenant-supplied equipment that may need to be installed (the "Tenant Cost Proposal"). Within five (5) business days after Tenant's receipt of the Tenant Cost Proposal, Tenant shall approve the Tenant Cost Proposal in writing and deliver it to Landlord; if Tenant does not provide any notice of approval or rejection of the Tenant Cost Proposal, then the Tenant Cost Proposal shall be deemed approved by Tenant. Tenant shall not unreasonably withhold its approval of the Tenant Cost Proposal, but will be permitted to provide its needed changes to the Tenant Cost Proposal. On Tenant's written or deemed approval of the Tenant Cost Proposal, Landlord shall be authorized to proceed with the construction of Landlord's Work Plans. Landlord shall not be obligated to proceed with any of Landlord's Work (including any ordering or purchasing of materials) until (i) the Tenant Cost Proposal is approved or deemed approved by Tenant and (ii) Tenant pays the Upfront Tenant Cost as required by subparagraph (b) below.

b.            Payments by Tenant for Landlord's Work. Promptly on Tenant's written or deemed approval of the Tenant Cost Proposal, Tenant shall pay to Landlord the sum equal to the cost of the Landlord's Work as set forth in the approved Tenant Cost Proposal, minus the Tenant Improvement Allowance as defined in Paragraph 15 of the Basic Lease Information. The balance of the actual costs of carrying out Landlord's Work including all Change Orders (as defined in this Work Letter), shall be billed periodically to Tenant as Landlord's Work proceeds, and Tenant shall pay each invoice within five (5) business days of Landlord's delivery of each bill to Tenant. All of the actual costs of canying out Landlord's Work (in excess of the Tenant Improvement Allowance) shall be paid by Tenant in MI on or before the Commencement Date. On Tenant's timely approval of any Change Order pursuant to Section 5 below, Tenant shall pay to Landlord the total cost of the Change Order at the time Tenant sends its written approval to Landlord, and the balance shall be billed periodically and paid by Tenant as provided in the preceding two sentences. The amounts payable under this Section 3 shall constitute additional rent due pursuant to the Lease, and failure to make any of these payments when due shall constitute an Event of Default under this Lease, entitling Landlord to all of its remedies for an Event of Default under the Lease as well as all remedies othenvise available to Landlord at law or in equity.

4.           LANDLORD'S WORK. Subject to the terms and conditions set forth in this Work Letter, Landlord shall commence and diligently proceed with Landlord's Work. Landlord shall perform, or cause the performance of, Landlord's Work in a good and workmanlike manner and in compliance with all laws and ordinances applicable to the Premises.

5. CHANGE ORDERS. If Tenant requests an item or condition that, in Landlord's sole discretion, shall require additional costs or shall cause a delay in the construction of Landlord's Work (a "Change Order"), then Landlord shall not be required to perform the Change Order until (i) Tenant requests the Change Order in writing; (H) Landlord approves the Change Order; and (iii) Tenant pays Landlord the total cost of the Change Order as set forth in Section 3.b above. Tenant shall be responsible for any additional costs incurred and delays caused as a result of any Change Order and shall deposit the amount of projected additional cost with Landlord in advance.

6. SUBSTANTIAL COMPLETION. Landlord and Tenant shall walk through and inspect Landlord's Work just before the anticipated date of completion of Landlord's Work and issuance of certificate of occupancy, if required. If, at the time of the inspection, any materially defective or unfinished items of Landlord's Work (excluding minor details, adjustments, or any other punch-list items that would not materially interfere with Tenant's use of the Premises for normal business operations), then Landlord shall promptly cause those items, if any, to be completed or corrected, as the case may be. Tenant shall, within five (5) days after confirmation of Substantial Completion (as defined below) pursuant to the inspection, execute a certificate confirming that Landlord's Work is Substantially Complete and identifying all punch-list items (the "Substantial Completion Certificate"). Landlord shall complete all punch-list items identified by Tenant within thirty (30) days after the issuance of the Substantial Completion Certificate, or a longer period of time if reasonably necessary to complete the punch-list items. "Substantial Completion" or "Substantially Completed" means that: (i) there are no materially defective or materially unfinished items in Landlord's Work that would materially interfere with Tenant's use of the Premises for normal business operations; and (ii) the Premises have been completed by Landlord substantially pursuant to the Final Plans, except for any punch-list items. Landlord's Work may include variations from the Final Plans without Tenant's prior approval if those variations are necessary to comply with any laws, ordinances, or regulations or are otherwise reasonably necessary, as determined by Landlord in its sole discretion. In the event of a dispute between Landlord and Tenant as to whether Landlord has Substantially Completed the construction of the Premises as required in this Work Letter, a certificate executed by Landlord's architect shall be deemed conclusive.

7. TENANT'S ENTRY. Landlord grants Tenant a license to enter the Premises before the completion of Landlord's Work for the limited purpose of inspecting the Premises and developing a punch list of items to be adjusted or completed. Tenant shall not exercise this right in a manner that interferes with Landlord's Work, and Landlord shall have the immediate right to terminate Tenant's license if any entry by Tenant interferes with Landlord's Work. This license shall be for the period beginning on the date of the Lease and ending on the earlier of (i) the date of Substantial Completion of Landlord's Work or (ii) the date of termination of the Lease. All of the terms, covenants, and conditions set forth in the Lease shall apply to this license, except for requirements to pay Rent or other sums. Tenant agrees to indemnify and hold Landlord harmless against any loss or damage resulting from Tenant's exercise of its rights under this license.

8. TENANT'S REMEDY. Tenant's sole and exclusive remedy against Landlord for any defects in Landlord's Work is for the repair and replacement of those defects, but Landlord shall not be responsible for any defect of any nature in Landlord's Work of which Landlord is not notified by Tenant in writing within one (1) year after Substantial Completion. LANDLORD MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, IN CONNECTION WITH LANDLORD'S WORK, EXCEPT THE WARRANTIES EXPRESSLY SET FORTH IN THIS SECTION 8. TENANT'S SOLE REMEDY FOR THE BREACH OF ANY APPLICABLE WARRANTY IS THE REMEDY SET FORTH IN THIS SECTION 8. Tenant agrees that no other remedy, including, without limitation, incidental or consequential damages for lost profits, injury to person or property, or any other incidental or consequential loss, is available to Tenant for any defects in Landlord's Work.

9.TENANT'S WORK. Tenant represents and warrants to Landlord that, on Substantial Completion of Landlord's Work, Tenant shall (i) perform Tenant's Work, if any, in compliance with the provisions of the Tenant Work Letter attached to this Work Letter as Exhibit 0-2, if any, and (ii) install its equipment and fixtures in the Premises promptly and diligently in a professional and workmanlike manner.

EXHIBIT G-1

LANDLORD'S WORK

This exhibit is for reference purposes only, no warranties or representation as to accuracy is intended.

A.	New Building standard paint throughout the Premises (one color)
B.	Patch to match the existing carpet and professionally clean the existing carpet throughout the
Premises
C.	Replace damaged ceiling tiles as needed
D.	Provide secure closet in Storage area (across from break room) as noted hereinabove
E.	Wall demo and construction as noted hereinabove
F.	Install two optical readers (same as was installed by Landlord a few months ago for Payment Data Systems; no controller needed)

EXHIBIT 11

BASE RENT ABATEMENT

The Base Rent shall be conditionally abated for the first two (2) months of the Term. All other sums due under the Lease shall be payable as provided in the Lease. The abatement of Base Rent provided for in this Exhibit H is conditioned on Tenant's full and timely performance of all its obligations under the Lease. If at any time during the abatement period a default by Tenant occurs, then the abatement of Base Rent provided for in this Exhibit H shall cease, and Tenant shall commence the payment of Base Rent as if the date of execution of the Lease were, solely for the puipose of calculating the Base Rent payable for any partial month, the date of the default.

If there is any conflict between this Exhibit H and the Lease, then this Exhibit H shall control.

H-1

EXHIBIT I

INTENTIONALLY OMITTED

I-1

EXHIBIT J

GUARANTY

In order to induce DOMICILIO OC, LLC, a Texas limited liability company ("Landlord"), to execute the Office Building Lease with FICENTIVE, INC., a Nevada corporation ("Tenant"), dated
February, 2015, (the "Lease") in which Landlord shall lease to Tenant and Tenant shall lease from
Landlord certain premises consisting of approximately 2,769 rentable square feet, situated on the first (1') floor of the office building located at 12500 San Pedro, San Antonio, Texas 78216, the undersigned (whether one or more than one) (collectively, "Guarantor") has guaranteed, and by this instrument does hereby guarantee, for Ten and 00/100 Dollars ($10.00) and other good and valuable consideration, the payment and performance of all liabilities, obligations, and duties (including, but not limited to, payment of rent) imposed on Tenant under the terms of the Lease, as if Guarantor has executed the Lease as Tenant.

Guarantor waives notice of acceptance of this Guaranty and all other notices in connection with this Guaranty or in connection with the liabilities, obligations, and duties guaranteed by this Guaranty, including notices of default by Tenant under the Lease, and waives diligence, presentment, and suit on the part of Landlord in the enforcement of any liability, obligation, or duty guaranteed by this Guaranty.

Guarantor further agrees that Landlord shall not be first required to enforce against Tenant or any other person any liability, obligation, or duty guaranteed by this Guaranty before seeking enforcement of this Guaranty against Guarantor. Suit may be brought and maintained against Guarantor by Landlord to enforce any liability, obligation, or duty guaranteed by the Guaranty without joinder of Tenant or any other person. The liability of Guarantor shall not be affected by any indulgence, compromise, settlement, or variation of terms that may be extended to Tenant by Landlord or agreed to by Landlord and Tenant, and shall not be impaired, modified, changed, released, or lted in any manner whatsoever by any impairment, modification, change, release, or limitation of the liability of Tenant or its estate in bankruptcy, or of any remedy for the enforcement of any impairment, modification, change, release, or limitation of the liability of Tenant or its estate in bankruptcy, resulting from the operation of any present or future provision of the federal Bankruptcy Code, or any similar law or statute of the United States or any state of the United States. Landlord and Tenant, without notice to or consent by Guarantor, may at any time or times enter into any extensions, renewals, amendments, assignments, subleases, or other covenants with respect to the Lease that they may deem appropriate, and Guarantor shall not be released as a result of those extensions, renewals, amendments, assignments, subleases, or other covenants, but shall continue to be fully liable for the payment and performance of all liabilities, obligations, and duties of Tenant under the Lease as extended, renewed, amended, assigned, or otherwise modified.

It is understood that other agreements similar to this Guaranty may, at Landlord's sole option and discretion, be executed by other persons with respect to the Lease. This Guaranty shall be cumulative of any of those agreements, and the liabilities and obligations of Guarantor under this Guaranty shall in no event be affected or diminished by reason of those other agreements. Moreover, if Landlord obtains the signature of more than one guarantor on this Guaranty or obtains additional guarantee agreements, or both, then Guarantor agrees that Landlord, in Landlord's sole discretion, may (i) bring suit against all guarantors of the Lease jointly and severally or against any one or more of them, (ii) compromise or settle with any one or more of the guarantors for the consideration that Landlord may deem proper, and (iii) release one or more of the guarantors from liability. Guarantor further agrees that none of those three actions shall impair the rights of Landlord to enforce the Lease against any remaining guarantor or guarantors, including Guarantor, it being acknowledged and agreed that each of the undersigned is primarily, jointly, and severally liable for all obligations of Guarantor hereunder.

J-1

To the extent allowed by law, this Guaranty shall be effective as a waiver of, and Guarantor waives, all rights to which Guarantor may othenvise have been entitled under any suretyship laws or similar laws in effect now or in the future, including, but not limited to, Chapter 43 of the Texas Civil Practice & Remedies Code, Rule 31 of the Texas Rules of Civil Procedure, and Section 17.001 of the Texas Civil Practice & Remedies Code. To the extent allowed by law, Guarantor additionally waives the benefit of any statute of limitations affecting Guarantor's liability under this Guaranty.

If a party executing this Guaranty is a corporation, then that Guarantor's officer personally represents and warrants that the board of directors of that corporation, in a duly held meeting, has determined that this Guaranty may reasonably be expected to benefit the corporation.

Guarantor agrees that if Landlord shall employ an attorney to present, enforce, or defend any of Landlord's rights or remedies hereunder, then Guarantor shall pay all reasonable attorneys' fees incurred by Landlord in connection with that employment.

This Guaranty shall be binding on Guarantor and the successors, heirs, executors, and administrators of Guarantor, and shall inure to the benefit of Landlord and Landlord's heirs, executors, administrators, successors, and assigns. This Guaranty may be attached as an exhibit to the Lease without affecting the Guaranty's validity or enforceability, This Guaranty may be executed in multiple counterparts, each of which shall be an original instrument and that, taken together, constitute one and the same agreement.

(SIGNATURE ON NEXT PAGE)

5-2

EXECUTED this\ le/  day of February, 2015, to be effective the same day as the effective date of the Lease.

GUARANTOR:                                          PAYMENT DATA SYSTEMS, INC.,

a Nevada corporation

By: /s/ Louis A. Hoch

Name and Title: Louis A. Hoch, President and COO
Title:

Address:

12500 San Pedro, Suite 120

San Antonio, TX 78216

STATE OF TEXAS
COUNTY OF Bexar
This instrument was acknowledged before me on this 12th day of February , 2015, by
       Louis A. Hoch , the President of Payment Data Systems, Inc.

ANGIE ESPINOZA Notary Public STATE OF TEXAS My Comm. Exp. 10-14-18
Notary Public Signature My Commission Expires: October 14, 2018

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